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                                                                   Exhibit 10.23


                            CAPITALIZATION AGREEMENT


         THIS CAPITALIZATION AGREEMENT (this "Agreement") is dated the ____ day of ______, 1998 and made by and among Ugly Duckling Corporation, a Delaware corporation (the "Company"), Cygnet Finance, Inc., an Arizona corporation ("Old Cygnet"), Cygnet Finance Alabama, Inc., an Alabama corporation ("Old Cygnet Alabama"), Champion Acceptance Corporation, an Arizona corporation ("CAC"), and Cygnet Financial Corporation, a Delaware corporation (including any wholly-owned subsidiary "Cygnet").


                                    RECITALS

         WHEREAS, the Company's Board of Directors has determined that the separation of the operations of the Company and its subsidiaries into two separate publicly-traded corporate groups will promote the growth of each separate business group and enhance aggregate shareholder value; and


         WHEREAS, subject to approval by the Company's shareholders, the Company's Board of Directors has proposed that there be transferred and/or delegated to Cygnet or its subsidiaries various assets including (a) the Company's bulk purchase and servicing operations with respect to contracts originated by independent used car dealerships, (b) the assets of Old Cygnet and Old Cygnet Alabama through which the Company provides independent automobile dealerships with warehouse purchase facilities and operating credit lines, (c) substantially all of the Company's rights and obligations with respect to certain transactions entered into in respect of the bankruptcy proceedings of First Merchants Acceptance Corporation, as described in Article Six hereof, and
(d) substantially all of the Company's rights and obligations with respect to certain transactions entered into in respect of the bankruptcy proceedings of Reliance Acceptance Corporation, as described in Article Six hereof (collectively, the "Third Party Dealer Assets"), following which Cygnet and its subsidiaries will own and operate the Third Party Dealer Assets and related liabilities as well as any and all additional assets and liabilities they may acquire in one publicly-traded corporate group and the Company will own and operate the remaining assets currently held by the Company and its subsidiaries in a separate publicly-traded corporate group (the "Split-up"); and


         WHEREAS, prior to the Split-up, Cygnet may enter into certain additional transactions effected as contemplated in Article Four hereof; and

         WHEREAS, it is proposed that Cygnet be capitalized through a combination of transactions involving (a) the issuance of stock by Cygnet for cash following the issuance by Cygnet of rights to acquire such stock and the issuance by Cygnet of stock and warrants to purchase stock pursuant to certain other transactions and (b) the acquisition by Cygnet and its subsidiaries of the Third Party Dealer Assets in exchange for cash and preferred stock; and

         WHEREAS, this Agreement is intended to set forth the details governing the capitalization of the Company and matters ancillary thereto as a part of a single integrated plan relating to the capitalization of Cygnet and matters ancillary thereto;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
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                                   ARTICLE ONE

                                   DEFINITIONS


         1.1 General. As used in this Agreement, and except as otherwise defined in Articles Seven and Eight hereof, the terms below shall have the following meanings:


                  "Action" shall mean any action, order, writ, injunction, judgment, ruling, decree outstanding, any statute, rule, regulation, or executive order, or any claim, suit, litigation, proceeding, labor dispute, arbitral action, government audit or investigation.

                  "Affiliate" shall mean any corporation or other entity directly or indirectly controlled by Garcia.

                  "B Pieces" shall mean the residual interests in the Securitized Pools of FMAC represented by the B-Certificates, all of which are held by FMARC and FMARC II.






                  "Break-Up Fee" shall have the meaning given in paragraph 5 of the Agreement of Understanding dated as of February 9, 1998 as between the Company and Reliance.


                  "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Minneapolis, Minnesota or Phoenix, Arizona.

                  "Closing Date" shall have the meaning given in Section 3.1.

                  "Commencement Date" shall mean the date on which the Rights are first mailed or delivered to stockholders of the Company pursuant to the Rights Offering.

                  "Company" shall mean Ugly Duckling Corporation, a Delaware corporation.

                  "Company Common Stock" shall mean the common stock of the Company, $.001 par value.

                  "Company Subsidiary" shall mean a corporation, limited liability company, partnership or other entity, all of the shares or interests in which are owned by the Company.

                  "Company Transferor Subsidiary" shall mean a Company Subsidiary transferring a portion of the Third Party Dealer Assets to Cygnet or a Cygnet Subsidiary in accordance with Article Four.

                  "Consultants" shall have the meaning given in Section 5.4.

                  "Contract Purchaser" shall mean General Electric Capital Corporation.

                  "Contract Purchaser Guaranty" shall mean that certain Guaranty dated as of December 18, 1997 by the Company in favor of the Contract Purchaser.





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                  "Contribution Agreement" shall mean that certain Contribution
Agreement, dated as of December 15, 1998, by and between FMAC and the Company.

                  "Corporate Headquarters Building" shall mean the building located at 2525 E. Camelback Road.

                  "Corporate Headquarters Lease" shall mean that certain lease between the Company and Landlord and relating to the Corporate Headquarters Building.

                  "Credit Bid Purchase Price" shall mean the entire amount of the senior bank debt plus interest, fees, costs and expenses credit bid for the Owned Contracts prior to the transfer thereof to the Contract Purchaser.

                  "Cutoff Date" shall mean one (1) year following the Closing Date or such later date as is agreed to by Company and Cygnet.

                  "Cygnet" shall mean Cygnet Financial Corporation, a Delaware corporation.

                  "Cygnet Common Stock" shall mean the $.001 par value common stock of Cygnet.

                  "Cygnet Preferred Stock" shall mean $.001 par value Series A Cumulative Convertible Preferred Stock of Cygnet with an aggregate liquidation preference of $40 million.

                  "Cygnet Registration Statement" shall mean that certain registration statement on Form S-1 pursuant to which the Rights and shares of Cygnet Common Stock issuable pursuant to the Rights Offering are registered under the Securities Act.

                  "Cygnet Subsidiary" shall mean a subsidiary or limited liability company all of the shares or interests in which are owned by Cygnet.

                  "DIP Facility" shall mean that certain Credit and Security Agreement dated as of July 17, 1997 by and between the Company and FMAC, as amended or modified.




                  "Distribution Agent" shall mean Norwest Bank Minnesota, National Association, as distribution agent for the Rights Offering.

                  "Electing Employee" shall have the meaning given in Section 3.4.b.

                  "Employee Shares" shall have the meaning given in Section
3.4.b.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "Escrow Account" shall have the meaning given in Section 2.5.


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                  "Escrow Agent" shall have the meaning given in Section 2.5.

                  "Escrow Agreement" shall mean that certain Escrow Agreement between Cygnet and the Escrow Agent in substantially the form of Exhibit A hereto.

                  "Escrowed Subscription Funds" shall mean the aggregate Subscription Price paid by all holders of Rights who elect to purchase shares of Cygnet Common Stock pursuant to the Rights Offering either upon exercise of their Rights and/or the related Over-Subscription Election, but excluding monies payable by Garcia or his Affiliates whether upon exercise of their Rights, Over-Subscription Election and/or Standby Purchase Obligation.

                  "Excess Collection Split" shall mean any recovery on the Owned Contracts in excess of the Secured Claim Recovery Amount and any distributions on the B Pieces after payment in full of the Secured Claim Recovery Amount, the DIP Facility, the Modified UDC Fee [and certain other amounts], to be shared between FMAC and the Company on the basis of 82 1/2% for the benefit of FMAC and 17 1/2% for the benefit of the Company, subject to adjustment in certain cases.

                  "Expiration Date" shall mean the date that is [twenty-one
(21)] days following the Commencement Date or such other date to which the Rights Offering shall be extended.

                  "FMAC" shall mean First Merchants Acceptance Corporation.


                  "FMAC Excluded Obligations" shall mean (a) all of the Company's obligations remaining due and owing to certain Sellers as defined in that certain Loan Purchase Agreement, dated August 20, 1997 by and among Ugly Duckling Corporation, LaSalle National Bank and certain other lenders and (b) all of the Company's obligations under these certain Warrant Agreements, dated August 21, 1998 and April 1, 1998, between Ugly Duckling Corporation and Harris Trust Company of California.


                  "FMAC Plan" shall mean that certain Plan of Reorganization confirmed by the United States Bankruptcy Court for the District of Delaware on March 16, 1998.

                  "FMARC" shall mean First Merchants Auto Receivables
Corporation.

                  "FMARC II" shall mean First Merchants Auto Receivables Corporation II.

                  "FSA" shall mean Financial Security Assurance, Inc.




                  "Garcia" shall mean Ernest C. Garcia, II.

                  "Garcia Additional Shares" shall have the meaning given in
Section 3.4.a.

                  "Garcia Payment Obligation" shall have the meaning given in
Section 2.9.

                  "Garcia Warrants" shall have the meaning given in Section 3.3.

                  "Headquarters Sublease" shall have the meaning given in
Section 4.3.

                  "Interim Assets" shall have the meaning given in Section 4.13.


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                  "Interim Consideration" shall have the meaning given in
Section 4.13.

                  "Interim Earnings" shall have the meaning given in Section
4.13.

                  "Interim Loan" shall mean any loan made by the Company to Cygnet or its related subsidiaries and which is necessary to consummate any Interim Transaction.

                  "Interim Transaction" shall have the meaning given in Section 4.13.


                  "Landlord" shall mean Property Arizona ABJLW One Corp.



                  "Lender Warrants" shall have the meaning given in Section
3.4.c.

                  "Material Adverse Effect" shall mean, with respect to the Third Party Dealer Business or the Third Party Dealer Assets, any significant and substantial adverse effect in the condition (financial or other), business, results of operations, prospects, assets, liabilities, customer, supplier or employee relations or operations of the Third Party Dealer Business and/or the Third Party Dealer Assets or on the ability of the Company to consummate the transactions contemplated by Article Four hereof, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect."

                  "Modified UDC Fee" shall mean a fee of $450,000 payable prior to any payments pursuant to the Excess Collection Split solely from collections on the B Pieces, and secured by a pledge of the stock of FMARC and FMARC II, subordinate only to the DIP Facility, the Secured Claim Recovery Amount and prior pledges of FMARC II stock.

                  "Nasdaq" shall mean the National Association of Securities Dealers, Inc. Automated Quotation System (National Market System).

                  "Net Appraised Value" shall mean the fair market value of the Third Party Dealer Assets as determined by the Company's appraiser, Willamette Management Associates, and advised to the Company in writing less book liabilities of the Third Party Dealer Assets.

                  "Net Book Value" of the Third Party Dealer Assets shall mean the book value less book liabilities of the Third Party Dealer Assets, as reflected in the Company's Third Party Dealer Asset Balance Sheet.

                  "Offered Shares" shall mean the aggregate number of shares of Cygnet Common Stock offered for purchase pursuant to the Rights.

                  "Over-Subscription Election" shall mean the election described in Section 2.8 pursuant to which a Rights Holder may purchase additional shares of Cygnet Common Stock in connection with the Rights Offering.

                  "Owned Contract Purchase Agreement" means that certain Purchase Agreement dated as of December 18, 1997 by and among the Company, the Contract Purchaser, and LaSalle National Bank, as Agent.

                  "Owned Contracts" shall mean the receivables for the purchase of new or used automobiles, trucks, vans, and sport utility vehicles that originally secured the senior bank debt of FMAC and were purchased by credit bid of the agent for the holders of the senior bank debt and then sold to the Contract Purchaser.


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                  "Permits" shall mean all licenses, permits, franchises,
approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Third Party Dealer Business.

                  "Purchase Notice" shall have the meaning given in Section
3.4.b.

                  "Record Holder" shall mean a holder of record of Company Common Stock on the Rights Record Date.


                  "Reliance" shall mean Reliance Acceptance Corporation and/or Reliance Acceptance Group, Inc.




                  "Reliance Assets" shall mean those assets conveyed to the Company by Reliance pursuant to the Reliance Bill of Sale.



                  "Reliance Bill of Sale" shall mean that certain Bill of Sale, made as of July 31, 1998, by and between Reliance and the Company.


                  "Reliance Leases" shall have the meaning given in Section
6.2.c.


                  "Reliance Note" shall mean that certain promissory note, executed by the Company and dated July 31, 1998 in the original principal amount of $250,000.00.


                  "Reliance Subleases" shall have the meaning given in Section 6.2.c.

                  "Reliance Warrants" shall have the meaning given in Section 6.2.a.

                  "Required Agreements" shall mean (i) the Escrow Agreement and
(ii) the Standby Purchase Agreement described in Section 3.2.

                  "Retained Reliance Obligation" shall have the meaning given in
Section 6.2.a.

                  "Rights" shall mean the rights to purchase shares of Cygnet Common Stock described in Article Two of this Agreement.

                  "Rights Certificates" shall have the meaning given in Section 2.2.



                  "Rights Exercise and Standby Purchase Agreement" shall mean that certain agreement executed by Cygnet, the Company and Garcia and substantially in the form attached hereto as Exhibit B.


                  "Rights Holder" shall have the meaning given in Section 2.8.

                  "Rights Offering" shall mean the offering of Rights to purchase shares of Cygnet Common Stock pursuant to Article Two hereof.

                  "Rights Record Date" shall mean August 17, 1998.


                  "Secured Claim Recovery Amount" shall mean any shortfall between (a) the Credit Bid Purchase Price of the Owned Contracts plus interest thereon at the rate of 11% per annum from December 15, 1997, plus an additional charge for servicing the Owned Contracts, calculated on a monthly basis, of the greater of 1/12 of 3-1/4% of the outstanding principal balance of the Owned Contracts of $15.00 per Owned Contract, applied only to Owned Contracts that are less than 120 days past due and for which the related vehicle has not been repossessed and (b) collections and proceeds of the Owned Contracts.


                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Securitized Pools" shall mean the various securitized loan pools of FMAC.




                  "Shares" shall have the meaning given in Section 4.6.b.

                  "Split-up" shall have the meaning given in the second WHEREAS clause in the Recitals hereof.


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                  "Split Up Proposal" shall mean the proposal of the Board of
Directors to separate the Company and its subsidiaries into two separate publicly-traded corporate groups as approved by the Board at its meeting of July 16, 1998 and as revised by the Board from time to time.

                  "Standby Purchase Obligation" shall mean the obligation of Garcia to purchase shares of Cygnet Common Stock described in Section 3.2.

                  "Stock Option Shares" shall mean Company Common Stock that may be issued by the Company to FMAC or its unsecured creditors at the election of the Company as described in Section 6.1.e.

                  "Stock Option Value" shall mean the aggregate value of the Stock Option Shares on the date of their issuance determined by multiplying the Stock Option Shares by 98% of the average of the closing prices for the previous ten trading days of Company Common Stock on Nasdaq or such other market on which such stock may then be traded.

                  "Subscription Price" shall have the meaning given in Section 2.1.

                  "Third Party Agreements" shall have the meaning given in
Section 4.5.





                  "Third Party Dealer Asset Balance Sheet" shall mean the balance sheet of the Company, dated as of the last day of the calendar month preceding the Closing Date (the "Preliminary Third Part Asset Balance Sheet") and updated as of the Closing Date as soon as practicable thereafter (the "Final Third Party Asset Balance Sheet"), relating to the Third Party Dealer Business.



                  "Third Party Dealer Assets" shall have the meaning given in the second WHEREAS clause in the Recitals hereof and shall include the assets described on Schedule 4.1.



                  "Third Party Dealer Business" shall mean the business conducted by the Company and its subsidiaries with respect to the Third Party Dealer Assets.

                  "Third Party Dealer Liabilities" shall have the meaning given in Section 4.2.

                  "Transfer Agent" shall mean Norwest Bank Minnesota, National Association, as transfer agent for the Cygnet Common Stock.

                  "Transition Period" shall mean the time period commencing on the Closing Date and ending on the Cutoff Date.

                  "Unpurchased Allotment" shall have the meaning given in
Section 2.8.

                  "Verde Note" shall mean that certain 10% Subordinated Debenture dated June 21, 1996, as amended, from the Company, as Payor, to Verde Investments, Inc., an Arizona corporation, as Payee.






         1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:



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CAC                                       Introductory Paragraph
Old Cygnet Alabama                        Introductory Paragraph
Old Cygnet                                Introductory Paragraph


                                   ARTICLE TWO

               ISSUANCE OF RIGHTS TO PURCHASE CYGNET COMMON STOCK

         2.1 General. Provided that the conditions to the Rights Offering provided in Section 2.11 are satisfied or waived, and unless the Company's Board of Directors exercises its right in its sole discretion to abandon the Split-Up Proposal, Cygnet shall, on the Commencement Date, issue Rights directly to each holder of Company Common Stock as of the Rights Record Date. Subject to Section
2.3 hereof, each Record Holder would be entitled to receive one (1) Right for every four (4) shares of Company Common Stock owned. Except as otherwise provided in Sections 2.3 and 2.8 hereof, each Right shall entitle the Record Holder thereof to purchase one share of Cygnet Common Stock at the price of $7.00 per share (the "Subscription Price"). The Rights shall be transferable, and shall be exercisable through the Expiration Date.

         2.2 Form of Certificate; Transmittal. The Rights shall be evidenced by certificates ("Rights Certificates"). The Right Certificates (and the forms of election to purchase Cygnet Common Stock and of transfer or other assignment to be incorporated therein) shall have such marks of identification or designation and such legends, summaries or endorsements printed thereon as Cygnet may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or association on which the Rights may from time to time be listed, or to conform to usage. The Rights Certificates shall be sent on the Commencement Date by or on behalf of Cygnet to holders of Company Common Stock as of the Rights Record Date by first class, insured, postage pre-paid mail or such other method of delivery as shall be satisfactory to Cygnet as soon as practicable after satisfaction of the conditions to the Rights Offering set forth in Section 2.11.

         2.3 No Fractional Rights. The Company shall not issue fractions of Rights or issue Right Certificates which evidence fractional Rights. Instead, in the event that the number of shares of Company Common Stock held by any Record Holder as of the Rights Record Date shall not be divisible by four (4), the number of Rights to be issued to such holder shall be rounded upward to the nearest whole Right. Record Holders will be instructed to allocate the Rights among beneficial owners for whom the Record Holders hold such Rights by rounding upward or downward to the nearest whole Right.

         2.4 Trading Market for Rights. Cygnet shall be obligated to utilize all reasonable efforts to cause the Rights to be tradable on an established securities market for the entire period during which the Rights may be exercised. To the extent that the assistance of the Company is required or is requested by Cygnet in this regard, such assistance shall be furnished by the Company.

         2.5 Agents. Cygnet shall be obligated to engage an agent (the "Escrow Agent") to establish an account (the "Escrow Account") in which the Subscription Price payable upon the exercise of the Rights, the Over-Subscription Election, and the Standby Purchase Obligation, except as provided in Section 2.9, would be deposited pending the Closing Date. Each of Cygnet and/or


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the Company shall be authorized to engage the Escrow Agent and one or more other agents to assist it in connection with all additional procedural matters relating to the issuance, delivery and exercise of the Rights.

         2.6 Exercise of Rights. Except as provided in Section 2.9 below, a Rights Holder shall be authorized to exercise his Rights in whole or in part at any time on or after the Commencement Date and before the close of business (5:00 p.m. Minnesota time) on the Expiration Date upon surrender of the Rights Certificates evidencing such Rights, with the form of election to purchase duly executed, to the Distribution Agent at the principal office of the Distribution Agent, together with payment of the Subscription Price in lawful money of the United States by certified check or money order payable to the Escrow Agent for each share of Cygnet Common Stock as to which the Rights are exercised, on or prior to the Expiration Date. Notwithstanding anything to the contrary herein, the Company or Cygnet may agree to allow certain guaranteed delivery procedures in connection with exercises of the Rights and related Over-Subscription Elections, whereby if a notice of guaranteed delivery is deposited with the Distribution Agent by close of business on the Expiration Date, subscribers may subsequently deposit executed Rights Certificates and subscription monies in accordance with such procedures.

         2.7 Recordkeeping. Following the Commencement Date, Cygnet shall keep or cause to be kept, at its principal office or at the office of the Transfer Agent for the Cygnet Common Stock, books for registration and transfer or other assignment of the Rights Certificates issued hereunder. Such books shall reflect the names and addresses of the Rights Holders and the number of Rights evidenced on its face by each of the Rights Certificates and the date of each of the Rights Certificates.

         2.8 Over-Subscription Election. The terms governing the issuance of Rights shall authorize each holder of Rights (a "Rights Holder") who elects to exercise all of his Rights to elect to purchase an additional number of shares of Cygnet Common Stock up to the number of shares of Cygnet Common Stock purchased upon exercise of such holder's Rights. Exercise of such an Over-Subscription Election by a Rights Holder shall enable such holder to purchase additional shares of Cygnet Common Stock in connection with the Rights Offering in the event that fewer than all of the Offered Shares are purchased. If the number of shares elected for purchase pursuant to all Over-Subscription Elections by Rights Holders shall exceed the excess of (a) the number of Offered Shares over (b) the number of shares purchased pursuant to the terms of the Rights Offering excluding shares of Cygnet Common Stock designated for purchase pursuant to any Over-Subscription Election (such excess hereafter referred to as the "Unpurchased Allotment"), each holder who makes an Over-Subscription Election shall be authorized to purchase a pro rata portion of the Unpurchased Allotment as described in the Escrow Agreement. Each Rights Certificate shall contain a form of Over-Subscription Election incorporated therein. Except as provided in Section 2.9 below and except in accordance with any guaranteed delivery procedures as described in Section 2.6 above, a Rights Holder shall be authorized to exercise the Over-Subscription Election concurrently with the exercise of the related Rights by duly executing the form of Over-Subscription Election thereon, together with payment in full of the Subscription Price in lawful money of the United States by certified check or money order payable to the Escrow Agent for all shares of Cygnet Common Stock subject to such election, on or prior to the Expiration Date.

         2.9 Garcia Exercises. Notwithstanding anything to the contrary herein, Garcia and his Affiliates may validly exercise their Rights (including any Rights purchased by Garcia or his Affiliates) and the Over-Subscription Elections related thereto, by surrender of their Rights Certificates with the form of election to purchase and, if applicable, the form of Over- Subscription Election thereon duly executed to the Distribution Agent or Cygnet, together with payment of the Subscription Price therefor in accordance with the next sentence below concurrently with the satisfaction of the


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
Standby Purchase Obligation as provided in Section 3.2, on or prior to the Closing Date. Garcia and his Affiliates may pay all or any portion of the monies required to exercise their Rights, related Over-Subscription Elections and Standby Purchase Obligation (the "Garcia Payment Obligation") directly to Cygnet, including, at their election, by delivery of the Verde Note or an assignment of any portion thereof, and such delivery shall be deemed to satisfy the Garcia Payment Obligation in the full face amount of the Verde Note or assigned portion thereof.

         2.10 Deposit of Subscription Funds. Cygnet shall require the Distribution Agent to deposit all subscription funds into the Escrow Account within one Business Day of receipt thereof. In the event that the Closing Date does not occur within the time period provided in the Escrow Agreement, the Escrow Agent shall return all Escrowed Subscription Funds to the exercising Rights Holders, without interest.

         2.11 Conditions to the Rights Offering. The obligation of the Company and Cygnet to consummate the transactions contemplated in this Article Two are subject to the satisfaction or waiver on or prior to the Commencement Date, of each of the following conditions:

                  a. The stockholders of the Company shall have approved the Split-up Proposal.

                  b. The Company's Board of Directors shall not have exercised its right in its sole discretion to abandon the Split-Up Proposal.

                  c. The Rights and Cygnet Common Stock shall have been approved for listing on Nasdaq or on such other trading exchange or electronic medium as is acceptable to the Boards of Directors of the Company and Cygnet, subject to official notice of issuance.

                  d. The Cygnet Registration Statement shall have been filed with the Securities and Exchange Commission and shall have become effective with no stop order being in effect with respect thereto.

                  e. The Company shall have received the opinion by an independent third party engaged by the Company customarily furnishing opinions of a similar nature, opining as to the fairness to the Company's shareholders of certain aspects of the Split-up and such opinion shall be in full force and effect.

                  f. The Company shall have received the opinion of Willamette Management Associates as to the Net Appraised Value of the Third Party Dealer Assets, the fair market value of the Rights, and the fair market value of the Cygnet Preferred Stock and such opinion shall be in full force and effect.

                  g. The Required Agreements shall have been validly executed and delivered and shall be in full force and effect.

                  h. All authorizations, consents, approvals, waivers and clearances of all federal, state, local and foreign governmental agencies and all other persons required therefor shall have been obtained and shall be in full force and effect, without any conditions being imposed that would have a material adverse effect on the Company or Cygnet.

                  i. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the Rights Offering or the Split-up.


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
                  j. All legal and regulatory issues relating to the Rights Offering and the Split-up shall have been resolved to the satisfaction of the Boards of Directors of the Company and Cygnet.


                                  ARTICLE THREE

                      ISSUANCE OF CYGNET STOCK AND WARRANTS


         3.1 Payment from Escrow Account. Provided that the Company's Board of Directors does not exercise its right in its sole discretion to abandon the Split-Up Proposal and all other conditions thereto are satisfied or waived, not later than the date following the Expiration Date that is notified to the Escrow Agent by the Company upon at least three (3) Business Day's notice as the closing date for the Rights Offering unless the Escrow Agent shall accept a shorter period (the "Closing Date"), the Escrow Agent shall be required, pursuant to and on conditions stated in the Escrow Agreement, to deliver or cause to be delivered to Cygnet the Escrowed Subscription Funds. Cygnet shall promptly thereafter requisition Cygnet's transfer agent to deliver certificates evidencing ownership of the Cygnet Company Stock to all purchasers of Cygnet Common Stock pursuant to the Rights Offering.

         3.2 Standby Purchase. If fewer than seventy-five percent (75%) of the Offered Shares shall have been subscribed for in connection with the Rights Offering (including any Offered Shares subscribed for pursuant to Over-Subscription Elections), Garcia shall be required to purchase, not later than the Closing Date, such number of shares of Cygnet Common Stock as shall be required to result in the aggregate purchase of seventy-five percent (75%) of the Offered Shares (the "Standby Purchase Obligation"). The subscription price per share for the shares of Cygnet Common Stock required to be purchased by Garcia pursuant to the Standby Purchase Obligation shall be identical to the Subscription Price per share of Cygnet Common Stock payable in connection with the Rights Offering and shall be payable directly to Cygnet pursuant to Section
2.9 hereof. Garcia's Standby Purchase Obligation may be satisfied by any Affiliate of Garcia. The Standby Purchase Obligation shall be governed by a Rights Exercise and Standby Purchase Agreement in substantially the form attached hereto as Exhibit B.

         3.3 Garcia Warrants. On the Closing Date, Cygnet shall, in consideration for the obligation incurred by Garcia pursuant to Section 3.2, grant to Garcia warrants to acquire Cygnet Common Stock ("Garcia Warrants"), entitling Garcia to purchase, at any time during the period commencing on the Closing Date and ending five (5) years following the Closing Date, up to 500,000 shares of Cygnet Common Stock at an exercise price per share equal to one-hundred twenty percent (120%) of the Subscription Price per share of Cygnet Common Stock payable under the Rights Offering. Notwithstanding the foregoing, the Garcia Warrants shall be delivered to Garcia only if, on the Closing Date, Garcia has fully satisfied his Standby Purchase Obligation pursuant to Section
3.2. Cygnet shall enter into a warrant agreement relating to the Garcia Warrants either with Garcia or, at his request, with a warrant agent acceptable to Cygnet and Garcia, and shall agree to register the Cygnet Common Stock issuable upon exercise of the Garcia Warrants pursuant to the Securities Act on terms mutually acceptable to Cygnet and Garcia but no such registration shall be required prior to one year following the Closing Date.

         3.4 Additional Stock and Warrant Issuances. Provided that the Board of Directors of the Company has not exercised its right to abandon the Split-Up Proposal and all other conditions thereto have been satisfied or waived, and provided that at least seventy-five percent (75%) of the Offered Shares shall have been purchased in accordance with the Rights Offering and the Standby Purchase Obligation, on the Closing Date:

                  a. Garcia shall be authorized to purchase from Cygnet up to an additional 714,285 shares of Cygnet Common Stock ("Garcia Additional Shares") at a price per share equal to the Subscription Price. Garcia must give notice to Cygnet and the Transfer Agent of his election to purchase all or any portion of the Garcia Additional Shares no later than one (1) Business Day prior to the Closing Date. The subscription price payable upon purchase of the Garcia Additional Shares must be paid not later than the Closing Date directly to Cygnet.


                  b. Directors and employees of the Company and/or the Company Subsidiaries who will become directors or employees of Cygnet or any of its subsidiaries as of the Closing Date (other than Garcia) shall be authorized to purchase from Cygnet an aggregate of 214,285 shares of Cygnet Common Stock (the "Employee Shares") at a price equal to the Subscription Price. Each such director or employee who elects to purchase shares of Cygnet Common Stock pursuant to this Section 3.4.b (an "Electing Employee") must give notice (a "Purchase Notice") to Cygnet and the Transfer Agent of his election so to purchase and of the number of shares he elects to purchase not later than three
(3) Business Days prior to the Closing Date. If all Purchase Notices received evidence subscription to the Employee Shares in excess of the number of Employee Shares available for purchase each Electing Employee will be authorized to purchase a pro rata portion of the Employee Shares determined by calculating the product of (i) a fraction, the numerator of which is equal to the number of Employee Shares as to which the Purchase Notice of the Electing Employee is given and the denominator of which is the total number of Employee Shares as to which all Purchase Notices are given and (ii) 214,285. Cygnet will give notice to each Electing Employee no later than one (1) Business Day prior to the Closing Date of the number of Employee Shares that each Electing Employee may purchase (with a copy to the Transfer Agent). The subscription price payable upon purchase of the Employee Shares must be paid not later than the Closing Date directly to Cygnet.


                  c. Cygnet shall be authorized to issue to one or more lenders furnishing Cygnet up to $5 million of indebtedness, as additional consideration for the furnishing of such indebtedness, warrants to purchase up to 115,000 shares of Cygnet Common Stock ("Lender Warrants") at an exercise price per share equal to one hundred twenty percent (120%) of the Subscription Price per share of Cygnet Common Stock payable under the Rights Offering and on such other terms and conditions as shall be acceptable to Cygnet, and to enter into a registration rights agreement with respect to the resale of the Cygnet Common Stock underlying the Lender Warrants.


         3.5 Availability of Cygnet Common Stock; Restriction on Issuance of Additional Cygnet Common Stock. Cygnet covenants that it shall cause to be reserved and kept available out of its authorized and unissued shares of Cygnet Common Stock the number of shares of Cygnet Common Stock that will be sufficient to permit the exercise in full of all Rights issued pursuant to the Rights Offering, as well as the issuance of (a) the Cygnet Common Stock underlying the Garcia Warrants and the Lender Warrants, as they may be adjusted from time to time, (b) the Garcia Additional Shares, and (c) the Employee Shares. Cygnet also covenants and agrees that prior to the Closing Date it will not agree or bind itself to issue any additional shares of Cygnet Common Stock without the prior written approval of the Company.

                                  ARTICLE FOUR

              ACQUISITION OF ASSETS FROM COMPANY AND SUBSIDIARIES,
                            ASSUMPTION OF LIABILITIES


         4.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, the Company shall, on the Closing Date, transfer (or cause to be transferred from one or more Company Transferor Subsidiaries) to Cygnet or one or more Cygnet Subsidiaries (as designated in writing by Cygnet) the Third Party Dealer Assets, including but not limited to the assets described in Schedule 4.1 hereof. The Third Party Dealer Assets shall also include all of the assets to be transferred pursuant to Article Six hereof relating to FMAC and Reliance matters, and all of the assets described in Sections 4.3, 4.4, and 4.5 hereof. Nothing in this Agreement is intended to preclude any Company
Subsidiary from transferring to the Company any Third Party Dealer Assets preliminary to the transfer of such assets to Cygnet or one or more Cygnet Subsidiaries.


         4.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, Cygnet shall, on the Closing Date, assume or cause to be assumed by one or more Cygnet Subsidiaries (as designated in writing by Cygnet) from the Company or any Company Subsidiary those certain liabilities described in Schedule 4.2 (the "Third Party Dealer Liabilities"). The Third Party Dealer Liabilities shall also include all of the liabilities to be transferred pursuant to Article Six hereof relating to FMAC and Reliance matters, Article Eight hereof relating to employee matters, and all of the liabilities described in Sections 4.3, 4.4, and 4.5 hereof. Nothing in this Agreement is intended to preclude the Company from transferring to any Company Subsidiary any Third Party Dealer Liabilities or to preclude such Company Subsidiary from assuming any such Third Party Dealer Liabilities preliminary to the assumption of such liabilities by Cygnet or a Cygnet Subsidiary pursuant to the first two sentences of this Section 4.2.


         4.3 Corporate Headquarters Lease. On the Closing Date, Cygnet shall acquire all of the Company's right, title and interest in the real property listed on Schedule 4.3. Specifically, the Company is the lessee under the Corporate Headquarters Lease and occupies the 2nd, 5th and 11th floors of the Corporate Headquarters Building. Subject to the terms of the Corporate Headquarters Lease, Cygnet shall, on the Closing Date, assume the Company's obligations under the Corporate Headquarters Lease, sublease from the Company (the "Headquarters Sublease"), or enter into a direct lease with Landlord for, the 11th floor of the Corporate Headquarters Building. The terms of the Headquarters Sublease, if any, including the remaining term and rental rate, shall be substantially identical to both the monetary and non-monetary terms and conditions of the Corporate Headquarters Lease. Cygnet agrees that it will be primarily liable to the Landlord for the obligations accruing with respect to the 11th floor under the Corporate Headquarters Lease from and after the Closing Date until termination of such lease and agrees to hold the Company harmless from any liability arising from any actions or inactions of Cygnet.


         4.4 Personal Property to Be Acquired By Cygnet. On the Closing Date, and subject to the terms of any applicable equipment lease, Cygnet shall sublease from the Company, or enter into a direct lease from the applicable equipment lessor with respect to, the personal property set forth on Schedule
4.4 hereto. The terms of any sublease entered into under this subsection with the Company, including any remaining term and rental rate, shall be substantially identical to both the monetary and non-monetary terms and conditions of the applicable lease with such equipment lessor, except that the Company shall be named as sub- lessor and Cygnet shall be named as sub-lessee. Cygnet shall use its best efforts to obtain from each lessor an agreement releasing the Company from any and all liability under the applicable lease. To the extent that any lessor does not agree to release the Company from its obligations under a lease, Cygnet agrees that it will be primarily liable to the lessor for the obligations accruing under such lease from and after the Closing Date until the termination of such lease and agrees to hold the Company harmless from any liability arising from any actions or inactions of Cygnet.

         4.5 Licenses and Other Executory Contracts. On the Closing Date, and subject to the terms of any applicable third party agreement, the Company shall assign the licenses and other executory contracts ("Third Party Agreements") set forth on Schedule 4.5 to Cygnet. Cygnet shall use its best efforts to obtain from the applicable third parties to such Third Party Agreements an agreement releasing the Company from any and all liability under such Third Party Agreements. To the extent that any third party does not agree to release the Company from its obligations under any Third Party Agreement, Cygnet agrees that it shall be primarily liable for the obligations accruing under the applicable Third Party Agreement from and after the Closing Date until termination of such agreement and agrees to hold the Company harmless from any liability arising from any actions or inactions of Cygnet.

         4.6      Consideration.


                  a. Consideration for Transferred Assets. In exchange for the transfer of the Third Party Dealer Assets to Cygnet pursuant to this Article Four and the assumption by Cygnet of the Third Party Dealer Liabilities pursuant to this Article Four, Cygnet shall transfer to the Company or the applicable Company Transferor Subsidiaries (as designated in writing by the Company on or before the Closing Date) consideration in an aggregate amount equal to the greater of the Net Appraised Value and the Net Book Value of the Third Party Dealer Assets. The Net Appraised Value shall be determined based on an interim appraisal as of June 30, 1998, which shall be updated to the Closing Date as soon as practicable thereafter. The Net Book Value shall be determined based on the Preliminary Third Party Asset Balance Sheet and shall be updated as of the Closing Date as soon as practicable thereafter based on the Final Third Party Asset Balance Sheet. Consideration shall be payable by Cygnet to the Company based on the principles outlined above. As soon as practicable following the Closing Date, the parties shall finalize the calculation of the Net Appraised Value and the Net Book Value and of the consideration payable pursuant to this Article Four. Cygnet shall pay any additional consideration required to be paid and the Company shall reimburse to Cygnet any consideration paid by Cygnet in excess of the consideration required. With respect to such consideration, $40 million shall be paid in the form of Cygnet Preferred Stock and the balance shall be payable in the form of cash or a combination of cash and surrender of the Verde Note or any portion thereof assigned to Cygnet. If the Company designates that all or a portion of the consideration for the Third Party Dealer Assets be paid to one or more Company Transferor Subsidiaries, the Company shall designate in writing to Cygnet on or before the Closing Date the amount and medium of consideration payable by Cygnet to each such Company Transferor Subsidiary. The Cygnet Preferred Stock shall be issued pursuant to a Certificate of Designations in substantially the form of Exhibit C hereto.


                  b. Private Sale of Cygnet Preferred Stock. The Company represents and warrants that it is acquiring the Cygnet Preferred Stock for investment and not with a view to the distribution thereof. Each holder of the Cygnet Preferred Stock agrees that prior to making any disposition or transfer of the Cygnet Preferred Stock or shares of Cygnet Common Stock issuable upon exercise of the Cygnet Preferred Stock ("Shares"), unless a registration statement under the Securities Act is in effect with regard thereto and the disposition may be effected in accordance therewith and with applicable state securities laws, the holder shall give written notice to Cygnet describing briefly the manner in which any such proposed disposition or transfer is to be made; and no such disposition shall be made except pursuant to an exemption from the registration requirements of all applicable federal and state securities laws, which exemption shall be proved to the satisfaction of Cygnet and its counsel prior to the effectuation of any such disposition or transfer.

                  Each certificate evidencing the Cygnet Preferred Stock and Shares issuable upon exercise of the Cygnet Preferred Stock shall bear a legend in substantially the following form, until such time as such Cygnet Preferred Stock or such Shares have been sold pursuant to a registration statement or unless, in the opinion of legal counsel to Cygnet, such legend is not required in order to establish compliance with any provisions of applicable security laws:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACTS OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, EXCHANGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN ANY MANNER EXCEPT IN COMPLIANCE WITH SECTION ____ OF THE CAPITALIZATION AGREEMENT DATED AS OF ___________, 1998 BETWEEN UGLY DUCKLING CORPORATION AND CYGNET FINANCIAL CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.


                  c. Registration Rights. The Company and Cygnet agree to negotiate and enter into a registration rights agreement with respect to registration of the Shares underlying the Cygnet Preferred Stock under the Securities Act for resale following any conversion of the Cygnet Preferred Stock. Such registration would be effected at the expense of Cygnet at the request of the Company upon the terms and conditions specified in such registration rights agreement.


         4.7 Company Conveyances at Closing. To effect the transfers and related assumptions referred to in Sections 4.1 and 4.2, the Company and/or each Company Transferor Subsidiary, as the case may be, shall execute or cause to be executed and deliver or cause to be delivered (a) one or more bills of sale, conveying in the aggregate all of the Third Party Dealer Assets free and clear of all Encumbrances except as otherwise set forth in Schedule 4.2, (b) all assignable Permits and any other third party consents required for the valid transfer and operation of the Third Party Dealer Assets as contemplated by this Agreement; and (c) such other instruments as shall be requested by Cygnet to vest in Cygnet or the Cygnet Subsidiaries title in and to the Third Party Dealer Assets in accordance with the provisions hereof, including estoppel certificates and subordination agreements.


          4.8 No Company Representations. Cygnet and the Cygnet Subsidiaries understand and agree that neither the Company nor any Company Transferor Subsidiary is, in this Agreement or in any other agreement or document, representing or warranting to Cygnet or to the Cygnet Subsidiaries in any way as to the Third Party Dealer Assets, the Third Party Dealer Business or the Third Party Dealer Liabilities or as to any consents or approvals required in connection with the consummation of the transactions contemplated by Article Four of this Agreement, it being agreed and understood that Cygnet and the Cygnet Subsidiaries shall take all of the Third Party Dealer Assets "as is, where is" and that, except as otherwise expressly provided in this Agreement, Cygnet and the Cygnet Subsidiaries shall bear the economic and legal risk that conveyances of the Third

Party Dealer Assets shall prove to be insufficient or that the title of the Company or any Company Transferor Subsidiary shall be other than good and marketable and free from Encumbrances.


         4.9 Covenants of Company and Cygnet. The Company and Cygnet each covenant with the other that, upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing Date, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

         4.10. Conditions to Company's Obligations. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver on or prior to the Closing Date, of each of the following conditions:

                  a. At least seventy-five percent (75%) of the Offered Shares shall have been purchased pursuant to the Rights Offering and the Standby Purchase Obligation.

                  b. The Company's Board of Directors shall not have exercised its right in its sole discretion to abandon the Split-Up Proposal.

                  c. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage the Company.

                  d. There shall not be any statute, rule or regulation that makes the transfer of the Third Party Dealer Assets contemplated hereby illegal or otherwise prohibited.

                  e. Each of the Company Transferor Subsidiaries (to the extent applicable) shall have received the consent of its Board of Directors to consummate the transactions, subject to the terms and conditions set forth herein.

                  f. The Company shall have received the opinion of an independent third party engaged by the Company customarily furnishing opinions of a similar nature, opining as to the fairness to the Company's shareholders of certain aspects of the Split-up and such opinion shall be in full force and effect.

                  g. The Company shall have received the opinion of Willamette Management Associates as to the Net Appraised Value of the Third Party Dealer Assets, the fair market value of the Rights, and the fair market value of the Cygnet Preferred Stock and such opinion shall be in full force and effect.

                  h. The Required Agreements shall have been validly executed and delivered and shall be in full force and effect.

                  i. All authorizations, consents, approvals, waivers and clearances of all federal, state, local and foreign governmental agencies and all other persons required therefor shall have been obtained and shall be in full force and effect, without any conditions being imposed that would have a material adverse effect on the Company.

                  j. All legal and regulatory issues relating to the Rights Offering and the Split-up shall have been resolved to the satisfaction of the Board of Directors of the Company.

                  k. The Company shall have such financing facilities and capital resources available to it that shall, in the judgment of the Board of Directors of the Company, be sufficient to allow the continuing operations of the Company without material disruption.

         4.11 Conditions to Cygnet's Obligations. The obligations of Cygnet to consummate the transactions provided for hereby are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

                  a. The Cygnet Common Stock shall have been approved for listing on the Nasdaq or on such other trading exchange or electronic medium as is acceptable to Cygnet, subject to official notice of issuance.

                  b. The Cygnet Registration Statement shall have been filed with the Securities and Exchange Commission and shall have become effective with no stop order being in effect with respect thereto.

                  c. All Permits and waivers necessary to the consummation of the transactions contemplated hereby and for the operation of the Third Party Dealer Business shall have been obtained, including, without limitation, all required third party consents.

                  d. Each of Cygnet and the Cygnet Subsidiaries (to the extent applicable) shall have received the consent of its Board of Directors to consummate the transactions, subject to the terms and conditions set forth herein.

                  e. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Cygnet or the Cygnet Subsidiaries if the transactions contemplated hereby are consummated, including without limitation any Material Adverse Effect on the right or ability of Cygnet and the Cygnet Subsidiaries to own, operate, possess or transfer the Third Party Dealer Assets after the Closing Date. There shall not be any statute, rule or regulation that makes the purchase and sale of the Third Party Dealer Assets contemplated hereby illegal or otherwise prohibited.

                  f. The Company shall have executed and delivered each of documents described in this Article Four so as to effect the transfer and assignment to Cygnet (and the Cygnet Subsidiaries to the extent applicable) of all right, title and interest in and to the Third Party Dealer Assets.

                  g. All authorizations, consents, approvals, waivers and clearances of all federal, state, local and foreign governmental agencies and all other persons required therefor shall have been obtained and shall be in full force and effect, without any conditions being imposed that would have a material adverse effect on Cygnet.

                  h. All legal and regulatory issues relating to the Rights Offering and the Split-up shall have been resolved to the satisfaction of the Board of Directors of Cygnet.

                  i. Cygnet shall have such financing facilities and capital resources available to it that shall, in the judgment of Cygnet's Board of Directors, be sufficient to allow the continuing operations of Cygnet without material disruption.

         4.12 Conduct by Company Pending Closing of Third Party Dealer Asset Transfers. Following the date of this Agreement, the Company shall not sell, transfer, or otherwise dispose of any of the Third Party Dealer Assets outside the ordinary course of business of the Third Party Dealer Business without furnishing written notice thereof to Cygnet. In the event of any such sale, appropriate modification shall be made to Schedule 4.1 and other applicable schedules hereto and the consideration payable by Cygnet pursuant to this Agreement.


         4.13 Interim Transactions. Prior to the Closing Date, Cygnet may enter into one or more transactions identified by the Company as transactions to be effected by or assigned to Cygnet on or before the Closing Date, including, without limitation, (a) acquisitions of automobile retail installment sale contracts, or interests therein, from any third party; (b) acquisitions of assets from third parties to be utilized in the servicing of such contracts; (c) purchases of certain interests or rights in bank participations secured by automobile retail installment sale contracts; (d) agreements to service or assume the servicing obligations regarding portfolios of automobile retail installment sales contracts; and (e) the making of loans, obtaining warrants or investment rights in any third party. Certain contemplated transactions are identified on Schedule 4.13 attached hereto and shall be updated as of the Closing Date (the "Interim Transactions"). The assets and rights and related liabilities acquired pursuant to the Interim Transactions are referred to as "Interim Assets." If any such Interim Transactions are effected or Cygnet otherwise has operations prior to the Closing Date, on the business day immediately preceding the Closing Date, Cygnet will distribute to the Company all earnings accrued to such date ("Interim Earnings"). In addition, Cygnet will pay to the Company the excess, if any, of the aggregate appraised value of the Interim Assets, as of the Effective Date, over the aggregate book value of the Interim Assets (the "Interim Consideration"). The Company may agree to other terms with respect to how Interim Transactions will be structured or treated if the Company believes that such structure or treatment results in adequate consideration to the Company at the time of the Split-up with respect to Interim Assets.


                                  ARTICLE FIVE

                              TRANSITIONAL MATTERS

         5.1 General. The Company and Cygnet acknowledge and agree that during the Transition Period, Cygnet shall require the use of certain premises, equipment, services, licenses, software and data processing which are currently owned or leased by the Company and its subsidiaries, and which shall be retained by the Company and its subsidiaries following the Closing Date. The Company and Cygnet also anticipate that the Company shall require the consultation and assistance services of several former employees who will become, as of the Closing Date, employees of Cygnet. Further, during the Transition Period, the Company and its agents shall provide Cygnet and its agents the physical access to and availability to utilize services necessary for Cygnet to acquire or develop, as applicable, suitable or replacement premises, equipment, services, licenses, software and data processing prior to the Cutoff Date as set forth in this Article Five. Neither the Company nor Cygnet shall have any further obligation to render the services, or provide access to the property referenced herein from and after the Cutoff Date unless the Company and Cygnet so mutually agree or contract.


         5.2      [intentionally left blank].

         5.3 Computing Services and Other Related Functions. During the Transition Period, the Company shall license to Cygnet the software listed on
Schedule 5.3(b) attached hereto. On the Cutoff Date, any license created hereunder in favor of Cygnet shall terminate unless renewed or extended in writing by the parties hereto. No fees will be payable by Cygnet to the Company for the licenses described in this Section 5.3.


         5.4 Consultation Services During the Transition Period, the Company may need to obtain consultation and advice from Donald A. Addink, Eric
J. Splaver and certain other former Company employees and Cygnet may need to obtain consultation and advice from Steven J. Tesdahl, Linda Hamilton and certain other Company employees (all such employees of the Company or Cygnet, as the case may be, the "Consultants") with respect to various matters. Each of Cygnet and the Company agrees to make the Consultants available to the other on a reasonable basis and on the following terms:

                  a. Description of Services to Be Rendered. Each of the Consultants may be requested by the Company or Cygnet, as the case may be, to consult and provide assistance to the Company or Cygnet, as the case may be, and its employees with respect to the matters included in their job descriptions (i) in the case of Cygnet employees, while each such Consultant was employed by the Company and (ii) in the case of Company employees, as employees of the Company.


                  b. Time Commitment. The Consultants shall not be required to provide more than eight hours of consultation during any one [week][month] period. The Consultants shall not be required to provide the consultation or assistance services requested in the event that such services would materially affect such Consultant's employment obligations to Cygnet or the Company, as the case may be.



                  c. Compensation. As compensation for the services to be rendered hereunder by the Consultants, the Company or Cygnet, as the case may be, shall pay the other a fee per hour equal to the sum of (a) the Consultant's actual hourly rate (calculated by dividing such Consultant's annual fixed salary by 2080 hours) and (b) an amount equal to 20% of such hourly rate. The Company or Cygnet, as the case may be, shall also promptly reimburse [the other or each Consultant] for any and all expenses related to services rendered hereunder.


                  d. Independence of Consultants. For all purposes of this Agreement, each Consultant shall be an independent contractor and expressly not an employee of the Company or Cygnet, as the case may be. Unless authorized separately in writing by the Company or Cygnet, as the case may be, none of the Consultants shall have any authority to act for, represent or bind the Company or Cygnet, as the case may be, and shall not otherwise be deemed an agent of the Company or Cygnet, as the case may be.

                  e. Access to Records and Confidentiality. The parties hereto and the Consultants recognize that the Company or Cygnet, as the case may be, may, during the Transition Period, be required to provide to the Consultants certain confidential material or records. The Company or Cygnet, as the case may be, agrees to take and to cause the Consultants to take appropriate precautions and measures to ensure that such information remains confidential.

         5.5 Not a Joint Venture. Cygnet and the Company acknowledge and agree that nothing in this Article Five or this Agreement (a) shall constitute or create among the parties a partnership, joint venture, association, syndicate, unincorporated business or other separate entity or (b) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other party hereto.

         5.6 Other Costs; Cooperation. The parties shall give each other all reasonable cooperation during the Transition Period with a view to making the transition of the Third Party Dealer Business to Cygnet as smooth as possible and costs for any assistance or services rendered shall be allocated in a reasonable manner as the parties shall mutually agree.

                                   ARTICLE SIX

                            FMAC AND RELIANCE MATTERS

         6.1 FMAC Rights and Obligations Generally. On the Closing Date, all of the Company's right, title and interest in and to the assets, rights (including, but not limited to, security interests, liens or other interests) claims and remedies sold by, created or granted under or by (except cash received by the Company prior to the Closing Date) and all obligations, liabilities, responsibilities and duties of the Company (except the FMAC Excluded Obligations), the agreements and documents entered into in connection with the Chapter 11 reorganization of FMAC, including, but not limited to, the agreements and documents listed on Schedule 6.1, shall be shall be assigned, conveyed, transferred and delegated to Cygnet.

                  a. FMAC Servicing Platform. By way of illustration, and not by limitation of the provisions of Section 6.1 hereof, the Company shall assign, convey and transfer to Cygnet all assets, leases (real and personal) and contracts in which the Company received an interest pursuant to the FMAC Plan, including, but not limited to, those assets set forth in Exhibit B to the FMAC Plan. Any such lease or contract shall, subject to the terms of any such lease or contract, be assigned to Cygnet from the Company. To the extent the Company is unable to assign its rights under any such lease or contract, the Company shall enter into a sublease with Cygnet on substantially identical terms as such related lease or contract except that the Company shall be named as sublessor and Cygnet shall be named as sublessee. In connection with any such assignment, Cygnet shall use its best efforts to obtain from the applicable lessor or other third party an agreement releasing the Company from any further liability under the applicable lease or contract, and in the event such release cannot be obtained, Cygnet agrees to hold the Company harmless from, and indemnify the Company against, any liability arising from any actions or inactions of Cygnet.


                  b. Cygnet Responsibility For DIP Facility. Notwithstanding that the Company will remain primarily liable to FMAC to perform any obligations due and owing FMAC under the DIP Facility, from and after the Closing Date, Cygnet hereby agrees to satisfy and fund any draw or request of monies made by FMAC under the DIP Facility. Cygnet agrees to indemnify and hold the Company harmless from any failure of Cygnet to satisfy the Company's obligations under the DIP Facility and, in the event the Company is required to fund any draw request of FMAC, Cygnet hereby agrees to immediately reimburse the Company in an amount equal to such advance.

                  c. Cygnet Responsibility For Contract Purchaser Guaranty. Notwithstanding that the Company will remain primarily liable to Contract Purchaser to perform any obligations due and owing the Contract Purchaser under the Owned Contract Purchase Agreement and Contract Purchaser Guaranty, from and after the Closing Date, Cygnet hereby agrees to indemnify and hold the Company harmless from any failure of Cygnet to satisfy the Company's obligations under the Owned Contract Purchase Agreement and Contract Purchaser Guaranty and, in the event the Company is required to pay to Contract Purchaser any amounts under such documents, Cygnet hereby agrees to immediately reimburse the Company in an amount equal to such payment.






                  d. Cygnet Responsibility For Security for Assignment Agreement. Notwithstanding that the Company will remain primarily liable to FSA to pay the amounts due and owing to FSA under that certain Contribution Sharing Agreement, dated as of March 31, 1998, by and between the Company and FSA, Inc., from and after the Closing Date, Cygnet hereby agrees to indemnify and hold the Company harmless from any failure of Cygnet to satisfy the Company's obligations under such agreement and, in the event the Company is required to pay to FSA any amount under such agreement, Cygnet hereby agrees to immediately reimburse the Company in an amount equal to such payment.


                  e. Stock Option Shares. Pursuant to the FMAC Plan, at the option of the Company and subject to certain conditions, the Company may distribute the Stock Option Shares to FMAC or at the request of FMAC and pursuant to its instructions directly to the unsecured creditors of FMAC, in lieu of FMAC's right to receive all or a portion of distributions under the Excess Collections Split (including both recoveries under the Excess Collections Split from the Owned Contracts and the B Pieces) in cash. In the event that Cygnet is then servicing the Owned Contracts and the Securitized Pools, Cygnet agrees to advise the Company at least 20 days prior to the date upon which cash distributions under the Excess Collections Split are likely to begin and to provide the Company with an estimate as to the likely amount and timing of such cash distributions. Cygnet further agrees to give the Company reasonable access to Cygnet's books and records to allow the Company to verify such estimate of the timing and amount of distributions, and to cooperate with the Company in determining the amount and timing of the Company's issuance of Stock Option Shares. In the event the Company issues the Stock Option Shares, Cygnet will thereafter pay over to the Company all of FMAC's share of the cash distributions under the Excess Collections Split up to the Stock Option Value.

         6.2 Reliance Generally. On the Closing Date, all of the Company's right, title and interest in and to the assets, rights (including, but not limited to, security interests, liens or other interests) and remedies sold by, created or granted under or by (except cash received by the Company prior to the Closing Date), and all obligations, responsibilities and duties of the Company (except Retained Reliance Obligations) under the agreements and documents listed on Schedule 6.2 and any and all assets, rights, claims and remedies arising from or relating thereto shall be assigned, conveyed, delegated and transferred to Cygnet.


                  a. Retained Reliance Obligations. The Company shall retain its obligation ("Retained Reliance Obligations") under that certain Warrant Agreement dated February 9, 1998 between the Company and Reliance Acceptance Corporation ("Reliance") to issue warrants to Reliance from time to time (the "Reliance Warrants"). The Company shall use its best efforts to issue the Reliance Warrants at the request of Cygnet from time to time when required, and Cygnet will pay to the Company an amount of consideration upon each such issuance equal to the fair value of the Reliance Warrants (as reasonably determined by the Company for financial accounting purposes) on the date of issuance of the Reliance Warrants.



                  b. Break-Up Fee. On or about the Closing Date, the Company shall transfer and delegate to, and Cygnet shall accept, all rights, duties and responsibilities under that certain Agreement of Understanding entered into as of February 9, 1998 between the Company and Reliance. Cygnet agrees that if its actions or inactions triggers an obligation to pay the Break-Up Fee, Cygnet shall immediately make such payment on the Company's behalf. If the Break-Up Fee becomes payable by Reliance for any reason, Cygnet shall be entitled to receive the distribution of any Break-Up Fee.



                  c. Reliance Real Property Leases. The Company possesses the ability to acquire interests in additional real property leases should Reliance assume and assign such leases through the plan confirmation process (the "Reliance Leases"). In the event the Company acquires an interest by assignment of such Reliance Leases, subject to the terms of such leases, the Reliance Leases shall be assigned by the Company to Cygnet on or about the Closing Date. In the event the Company shall be unable to assign its interest in any Reliance Lease, the Company shall sublease to Cygnet the premises which are the subject of such leases (such subleases, the "Reliance Subleases"). The terms of the Reliance Subleases shall be on substantially identical terms as the Reliance Leases except that the Company shall be named as sublessor and Cygnet named as sublessee.




                  d. Cygnet Responsibility for Reliance Note. The Company shall assign, convey and transfer to Cygnet all Reliance Assets including, but not limited to, the Reliance Bill of Sale. Notwithstanding that the Company will remain primarily liable to reliance under the Reliance Note, Cygnet agrees hereby to assume all of the Company's obligation, liability and duties under the Reliance Note and agrees to pay the Reliance Note in full in accordance with its terms and conditions. Cygnet agrees to indemnify and hold the Company harmless from any failure of Cygnet to satisfy the Company's obligations under the Reliance Note and, in the event the Company is required to pay to Reliance any amounts under such note, Cygnet hereby agrees to immediately reimburse the Company in an amount equal to such payment.




                                  ARTICLE SEVEN

                                   TAX MATTERS

         7.1 Definitions . As used in this Article Seven, the terms below shall have the following meanings:

                  "Affiliate" shall mean any Person that directly or indirectly controls, is under the control of, or is under common control with, the Person in question. Except as otherwise provided in this Agreement, the term "Affiliate" shall refer to Affiliates of a Person determined immediately after the Asset Closing Date. Further, except as otherwise provided in this Agreement, in no event shall Cygnet or any Affiliate of Cygnet be deemed to constitute an Affiliate of the Company and, similarly, in no event shall the Company or any Affiliate of the Company be deemed to constitute an Affiliate of Cygnet.

                  "Carryover" and "Carryback" shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item which may or must be carried forward or back, respectively, from one Tax Period to another under the Code or other applicable Laws.


                  "Code" shall mean the Internal Revenue Code of 1986, as amended.


                  "Company Group" shall mean  the Company and its Affiliates.


                  "Company Tax Reduction" shall mean as defined at Section
7.11.b.



                  "Compromising Party" shall mean as defined at Section
7.20.b.


                  "Control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or voting securities, by contract or otherwise.

                  "Cutoff Date" shall mean as defined at Section 7.7.


                  "Cygnet Carryback" shall mean as defined at Section 7.11.a.


                  "Cygnet Group" shall mean Cygnet and its Affiliates.


                  "Deemed Tax Reduction" shall mean as defined at Section
7.11.c.


                  "Group" shall mean each of the Company Group and the Cygnet Group whenever no distinction is otherwise required between them.

                  "Indemnification Payment"shall mean as defined at Section
7.15.


                  "Indemnified Party" shall mean as defined at Section 7.15.a.



                  "Indemnifying Party" shall mean as defined at Section
7.15.a.


                  "IRS" shall mean the United States Internal Revenue Service.

                  "Joint Contest" shall mean any Tax Contest seeking a redetermination of Taxes which involves or could involve one or more members of both the Company Group and the Cygnet Group.

                  "Law" shall mean the law of any governmental entity or political subdivision thereof, other than the Code, relating to any Tax.


                  "Liable Party" shall mean as defined at Section 7.26.c.



                  "Non-Compromising Party" shall mean as defined at Section 7.20.b.


                  "Person" shall mean any individual and any partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other business entity formed or operating under United States or foreign law.

                  "Pre-Closing Period" shall mean any Tax Period ending on or before the Asset Closing Date, and, in the case of any Tax Period that begins before and ends after the Asset Closing Date, the portion of such Tax Period ending on the Asset Closing Date.

                  "Preparing Party" shall mean as defined at Section 7.8.

                  "Prime Rate"shall mean the prime interest rate published in The Wall Street Journal from time to time.

                  "Post-Closing Period" shall mean any Tax Period beginning after the Asset Closing Date, and in the case of any Tax Period that begins before and ends after the Asset Closing Date, the portion of such Tax Period ending after the Asset Closing Date.

                  "Return" shall mean any report of Taxes due, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other laws, any claims for refund of Taxes paid, and any amendments or supplements to any of the foregoing.

                  "Separate Contest" shall mean a Tax Contest which involves (a) only the Company and members of the Company Group, or (b) only Cygnet and members of the Cygnet Group.

                  "Straddle Period" shall mean (a) any Tax Period that begins before and ends after the Asset Closing Date, (b) any Short Period that ends on the Asset Closing Date and (c) any Short Period that begins on the first day following the Asset Closing Date. The term "Short Period" shall mean any Tax Period which is based on an accounting period which is shorter than the normal accounting period used for determining such Tax (e.g., in the case of the United States federal income Tax, any Tax Period of less than one year).

                  "Taxes" shall mean all federal, state, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, which any member of the Company Group or the Cygnet Group is required to pay, collect or withhold, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

                  "Tax Adjustment" shall mean as defined at Section 7.26.a.

                  "Tax Authority" shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Taxes for such entity or subdivision.

                  "Tax Benefit" shall mean any refund, credit, Carryover, Carryback or other reduction in otherwise required Tax payments. Except as otherwise provided in this Agreement, such term does not include a decrease in any Tax in one Tax Period that results from a Tax Adjustment in another Tax Period, such as an increase in a deduction for depreciation that results from a determination that, in a previous Tax Period, an expenditure is capitalized and not deducted, or an item of gain is recognized.

                  "Tax Contest" shall mean means an audit, review, examination, or any other administrative or judicial proceeding (including any determination with respect to a claim for refund) with the purpose or effect of redetermining Taxes of any member of either the Company Group or the Cygnet Group for (a) any Pre-Closing Period, (b) any Straddle Period, or (c) any Post-Closing Period, if such proceeding could result in any Tax Adjustment or Tax Benefit for any Pre-Closing Period or Straddle Period (without regard to whether such matter was initiated by an appropriate Tax Authority or in response to a claim for a refund of Taxes).

                  "Tax Period" shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Laws.

                  "Tax Records" shall mean as defined at Section 7.16.a.


                  "Taxes" shall mean all federal, state, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, which any member of the Company Group or the Cygnet Group is required to pay, collect or withhold, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.


                  "Transaction" shall mean, collectively, the Rights Offering, the transfer of the Third Party Dealer Assets, and all other transactions related thereto.

         7.2      Allocation of Tax Liabilities - General.


                  a. Subject to Sections 7.3 and 7.4, Cygnet shall be liable for, and shall indemnify and hold the Company and the Company Group harmless from all Taxes imposed on or with respect to Cygnet and the Cygnet Group for any Post-Closing Period.



                  b. Subject to Sections 7.3 and 7.4, the Company shall be liable for, and shall indemnify and hold Cygnet and the Cygnet Group harmless from:


                           (i)      all Taxes for any Pre-Closing Period imposed
on or with respect to the Company, the Company Group, Cygnet, or the Cygnet Group; and

                           (ii)     all Taxes imposed on or with respect to the
Company and the Company Group for any Post-Closing Period.

         7.3      Transaction Taxes.


                  a. The Company shall be liable for, and shall indemnify and hold Cygnet and the Cygnet Group harmless from, all Taxes arising as a consequence of or otherwise attributable to the Transaction which are imposed on or with respect to the Company or the Company Group under Code Section 311(b) or the corresponding provision of state, local or foreign law, including, without limitation, Taxes imposed under Code Section 311(b) or the corresponding provision of state, local or foreign law by reason of the distribution of the Rights.


                  b. The Company shall be liable for, and shall indemnify and hold Cygnet and the Cygnet Group harmless from, all Taxes arising as a consequence of or otherwise attributable to the Transaction which are imposed on or with respect to the Company or the Company Group under Code Section 1001 or the corresponding provisions of state, local or foreign law, including without limitation, Taxes imposed under Code Section 1001 or the corresponding provision of state, local or foreign law by reason of the transfer of the Third Party Dealer Assets in exchange for the consideration paid by Cygnet therefor.



                  c. The Company shall be liable for, and shall indemnify and hold Cygnet and the Cygnet Group harmless from, all Taxes arising as a consequence of or otherwise attributable to the Transaction which are imposed on or with respect to the Company or the Company Group by reason of the triggering of deferred intercompany gain under Treasury Regulations Section 1,1502-13 or the corresponding provision of state, local or foreign law, including without limitation, deferred intercompany gain created in connection with the Transaction.


                  d. The Company shall be liable for, and shall indemnify and hold Cygnet and the Cygnet Group harmless from, all Taxes arising as a consequence of the payment by Cygnet to the Company of the Interim Earnings and the Interim Consideration.


                  e. Except as otherwise provided in the preceding provisions of this Section 7.3, Cygnet shall be liable for, and shall indemnify and hold the Company and the Company Group harmless from, any and all Taxes arising as a consequence of or otherwise attributable to the Transaction, but only to the extent that Cygnet or the Cygnet Group derives or will derive a Tax Benefit which it would not otherwise derive in the absence of the circumstances triggering such Taxes. Accordingly, by way of illustration and not by way of limitation, if any Taxes not otherwise encompassed within the preceding provisions of this Section 7.3 arising as a consequence of or otherwise attributable to the Transaction are imposed on or with respect to the Company or the Company Group by reason of the transfer of the Transferred Assets and the bases of the Transferred Assets acquired by Cygnet or any member of the Cygnet Group in the Transaction are increased in excess of the bases that the transferee would otherwise derive by an amount corresponding to the amount of gain triggering such Taxes thereby providing a Tax Benefit to Cygnet or the Cygnet Group at a subsequent time in connection with a disposition of the Transferred Assets or the liquidation of Cygnet or any Affiliate thereof, Cygnet shall be liable for, and shall hold the Company and the Company Group harmless from, such Taxes to the extent of such Tax Benefit.


                  f. Except as otherwise provided in the preceding provisions of this Section 7.3, the Company shall be liable for, and shall indemnify and hold Cygnet and the Cygnet Group harmless from, any and all additional Taxes arising as a consequence of or otherwise attributable to the Transaction, but only to the extent that Cygnet or the Cygnet Group does not or will not derive a Tax Benefit which it would not otherwise derive in the absence of circumstances triggering such Taxes.



                  g. Anything in this Section 7.3 and 7.4 to the contrary notwithstanding, if (i) any portion of the consideration paid by Cygnet for the Transferred Assets shall be treated as a contribution to the capital of the Company, whether under Code Section 118 or otherwise, and (ii) if as a consequence thereof (A) the Company's liability for Taxes in connection with its sale of the Transferred Assets (the "Reduced Tax Liability") shall be lesser than the liability for Taxes otherwise incurred by the Company on the sale of the Transferred Assets but for treatment of a portion of the purported consideration as a contribution to the capital of the Company (the "General Tax Liability") and (B) Cygnet's aggregate tax basis in the Transferred Assets shall be lesser than the aggregate tax basis in the Transferred Assets otherwise derived by Cygnet on the acquisition of the Transferred Assets but for the treatment of a portion of the purported consideration as a contribution to the capital of the Company, then the Company shall pay to Cygnet an amount equal to the excess of the General Tax Liability over the Reduced Tax Liability.


         7.4 Limited Liability of Cygnet for Pre-Closing Period Tax Liabilities Attributable to Third Party Dealer Assets . Cygnet shall be liable for, and shall indemnify and hold the Company and the Company Group harmless from, all Taxes attributable to Tax Adjustments relating to the Pre-Closing Period which are imposed on or with respect to the Company or the Company Group, but only to the extent that (a) such Taxes arise from the income, profits, or transactions of, or are otherwise attributable to Old Cygnet, Old Cygnet Alabama, the Third Party Dealer Assets, or the Third Party Dealer Business for taxable periods ending prior to the date of this Agreement (b) Cygnet or the Cygnet Group derives or will derive a Tax Benefit during the Post-Closing Period by reason of such Tax Adjustment. Accordingly, by way of illustration and not by way of limitation, if a Tax Adjustment relating to the Company Group's 1996 consolidated federal income tax return arises as a consequence of a denial of a deduction to the Company Group for such taxable year (the "1996 Tax Adjustment") and the Cygnet Group may claim a corresponding deduction in the Cygnet Group's 1999 consolidated federal income tax return, Cygnet shall be liable for, and shall indemnify and harmless the Company and the Company Group from, the Taxes attributable to the 1996 Tax Adjustment; however, if a Tax Adjustment relating to the Company Group's 1996 consolidated federal income tax return relating to the Third Party Dealer Assets arises as a consequence of a denial of a deduction to the Company Group for such taxable year but the Company Group may claim a corresponding in the Company Group's 1997 consolidated federal income tax return, Cygnet shall not be liable for, and shall not be obligated to indemnify and hold harmless the Company and the Company Group for the Taxes attributable to the 1996 Tax Adjustment.

         7.5 Preparation and Filing of Tax Returns - General. Except as otherwise provided in this Agreement, Tax Returns shall be prepared and filed by the Person liable for the Tax reported on such Tax Return, or otherwise obligated to file such Return, under the Code or other applicable Laws. Without limiting the foregoing, the party responsible for filing such a Return shall also be responsible for filing and/or responding to any revenue agent request or any other formal or informal request for information or otherwise relating to such Return by the IRS or any other applicable Tax Authority. The parties shall assist and cooperate with one another in accordance with Section 7.17 with respect to the preparation and filing of Tax Returns.

         7.6 Joint Returns. Any Tax Returns for Taxes imposed for any Pre-Closing Period which reflect Taxes for which one or more members of both the Company Group and the Cygnet Group have liability under Sections 7.2 through 7.4 (including, without limitation, the Company's consolidated federal income Tax Return for the Tax Period or Tax Periods in which the Transaction occurs) shall be prepared by and filed by the Company.

         7.7 Method of Pro Ration For Straddle Periods. In the case of any Straddle Period relating to the Company, Cygnet or their respective Affiliates, unless the books of such Person are closed on the Asset Closing Date, Taxes shall be apportioned for purposes of Sections 7.2 through 7.4 between Pre-Closing and Post-Closing Periods, as follows: First, Taxes for Tax Periods or portions thereof ending on the last day of the calendar month preceding the Asset Closing Date (such date is hereinafter referred to as the "Cutoff Date") shall be based on actual events and activities through the Cutoff Date and in accordance with past accounting practices if any. Second, Taxes for the Tax Period from the Cutoff Date through the Asset Closing Date shall be computed by prorating the activities of the calendar month which includes the Asset Closing Date on a daily pro rata basis. Notwithstanding the foregoing provisions of this
Section 7.7, (a) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis and (b) extraordinary items not arising in the ordinary course of business shall be apportioned to the Tax Period in which the event giving rise to such item occurs. To the extent applicable, with respect to any consolidated or similar Tax Return, the Taxes of Cygnet and any Affiliate thereof for purposes hereof shall be determined as if the Cygnet Group were a separate group of companies filing a consolidated or similar Tax Return.

         7.8 Tax Accounting Practices. Any Straddle Period Returns prepared by one or more members of the Company Group or the Cygnet Group, as the case may be (the "Preparing Party"), shall be prepared in accordance with past Tax accounting practices used with respect to the Returns in question (unless such past practices are no longer permissible under the Code or other applicable
Laws), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Laws), in accordance with reasonable Tax accounting practices selected by the Preparing Party (except that accounting elections and determinations shall be made, where reasonably possible, in a manner that minimizes the net Tax incurred by the other party and its Affiliates). In the event the Preparing Party files Tax Returns for Straddle Periods inconsistently with such past Tax accounting practices, then, notwithstanding any provision of this Agreement to the contrary, in addition to any other remedies available, the other party and its Affiliates shall only be responsible for the amount of Taxes they would owe if such Tax Returns had been filed consistently with such past Tax accounting practices.

         7.9 Right to Review Returns. Upon the request of either party, the other party shall make available for inspection and copying all Tax Returns (and related workpapers) with respect to Taxes to the extent that (a) such Return relates to Taxes for which the requesting party may be liable under this Agreement, (b) such Return relates to Taxes for which the requesting party may have a claim for Tax Benefits hereunder, or (c) the requesting party reasonably determines that it must inspect such Return to confirm compliance with the terms of this Agreement. The Company and Cygnet shall attempt in good faith to resolve any issues arising out of the review of such Returns.

         7.10     Refunds.


                  a. In the case of any separate Tax Return filed by the Company, Cygnet, or their respective Affiliates for a Pre-Closing Period, the Company shall be entitled to any refund of Taxes with respect to such Return.



                  b. Subject to Section 7.11, any refund of Taxes with respect to a joint, combined, consolidated or unitary Tax Return for any Pre-Closing Period shall be allocated to the Company.



                  c.      If any amounts become payable under this Section
7.10, the Person obligated to make such payment shall notify the Person entitled to receive such payment within thirty (30) days after receipt of the refund or credit for overpayment and shall remit the amount of the refund to such Person within thirty (30) days after such receipt.


         7.11     Carrybacks.


                  a. In the event Cygnet or any member of the Cygnet Group desires to carry back a loss or other Tax attribute arising after the Asset Closing Date (the "Cygnet Carryback") to a Pre-Closing Period with respect to a joint, combined, consolidated or unitary Tax Return, Cygnet shall notify the Company in writing of its intent to carry back such item (and to forego any election to waive such Carryback). Such notification shall include a certification by an appropriate officer of Cygnet setting forth Cygnet's belief, based on a thorough examination of the facts and law relating to the tax treatment of such item, that the tax treatment of such item is supported by "substantial authority" within the meaning of Code Section 6662 (and the Treasury Regulations promulgated thereunder). Promptly upon its receipt of such notification, the Company shall notify Cygnet, in writing, as to whether the Company believes that the filing of the Cygnet Carryback will result in any Deemed Tax Reduction under Section 7.11.c and if so, the Company shall provide information to Cygnet pertaining to the amount of such Deemed Tax Reduction and the computation thereof. The Company shall cooperate with Cygnet in connection with the filing and processing of any Cygnet Carryback and shall provide Cygnet with copies of all correspondence in connection therewith.



                  b. Subject to Section 7.11.c, if, pursuant to the terms of Section 7.11.a, Cygnet elects to carryback a loss or other Tax attribute to a Pre-Closing Period, the Company shall be obligated to make a payment to Cygnet equal to the amount by which the Taxes imposed on the Company Group for such Pre-Closing Period have been reduced as a result of utilization of the Cygnet Carryback (the "Company Tax Reduction").



                  c. For purposes of computing the amount of the Company Tax Reduction, if, in the absence of the Cygnet Carryback, losses or other Tax attributes of the Company or its Affiliates would have resulted in a reduction of Taxes of the Company Group for such Period (the "Deemed Tax Reduction"), the amount of the Company Tax Reduction shall be reduced by the amount of the Deemed Tax Reduction. In the event any losses or other Tax attributes of the Company which are taken into account in computing a Deemed Tax Reduction are subsequently utilized by the Company Group to reduce Taxes in a future Tax Period, the Company shall be obligated to pay to Cygnet the amount of such subsequent Tax reduction (provided that the aggregate amount of payments to Cygnet with respect to any Cygnet Carryback shall not exceed the Company Tax Reduction computed without regard to the first sentence of this Section
7.11.c).

                  d. If the Company is required to make a payment to Cygnet with respect to any Cygnet Carryback under Section 7.11.b, the Company shall have the option, in its sole discretion, of (i) making such payment within 30 days of receiving the Tax refund attributable to such Cygnet Carryback, or
(ii) making such payment not later than 30 days of the date on which the statutory period (under the Code of other applicable law) for examining the Return on which such Cygnet Carryback was claimed has expired (provided, such payment shall bear interest at the Prime Rate for the period commencing 30 days from the date of receipt of such refund and ending on the date of such payment).


         7.12 Payment of Consolidated Return Taxes for Pre-Closing Periods. The Company shall pay to the IRS all Taxes due (or shall receive all refunds) in connection with the filing of the Company's consolidated federal income Tax Return for any and all Company fiscal years which begin before the Asset Closing Date and with respect to which Cygnet or an Affiliate of Cygnet was a member of the Company's federal consolidated group for all or a portion of such year. Immediately before the due date for filing such Tax Return (taking into account any extension of time for filing that the Company requests and is granted), or immediately after receipt of any refund of Taxes relating thereto, the Company and Cygnet shall compute, based on the information contained in the federal consolidated income Tax Return for such year and subject to Sections 7.2 through 7.4, 7.7 through 7.8, and the remaining provisions of this Agreement, to the extent applicable, Cygnet's share of the consolidated federal income Tax liability for such year, if any, (the "Cygnet Tax Liability") as if the Cygnet Group were a separate group of companies filing a consolidated federal income Tax Return. Cygnet shall make pay to the Company the Cygnet Tax Liability immediately before the due date for filing the Company's consolidated federal income Tax Return for such fiscal year. In the case of any refund, the Company shall make payments to Cygnet to the extent applicable immediately following the receipt of such refund.

         7.13 Payment of State, Local and Foreign Taxes for Pre-Closing Period for Which The Company has Filing Responsibility. The Company shall pay to the appropriate Tax Authority all state, local and foreign Taxes for Tax Returns with respect to which the Company (or another member of the Company Group) has filing responsibility pursuant to Sections 7.5 and 7.6. Immediately before the time such Return is due (taking into account any extension of time for filing that the Company requests and is granted), or immediately after receipt of any refund, Cygnet shall make payments to the Company (or the Company shall make payments to Cygnet) of amounts which shall, in each case, be determined in accordance with the principles, applied mutatis mutandis, set forth in Section 7.12.

         7.14 Payment of State, Local and Foreign Taxes for Which Cygnet has Filing Responsibility. Cygnet shall pay to the appropriate Tax Authority all state, local, and foreign Taxes for Tax Returns with respect to which Cygnet (or another member of the Cygnet Group) has filing responsibility pursuant to Sections 7.5 and 7.6. Immediately before the due date such Return is due (taking into account any extension of time for filing that Cygnet requests and is granted), or immediately after receipt of any refund, the Company shall make payments to Cygnet (or Cygnet shall make payments to the Company) of amounts which shall, in each case, be determined in accordance with the principles, applied mutatis mutandis, set forth in Section 7.12.

         7.15     Indemnification Payments.


                  a. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party (the "Indemnified Party") shall send the other party (the "Indemnifying Party") an invoice accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The Indemnifying Party (or such one or more members of the Indemnifying Party's Group as it shall nominate) shall remit payment for Taxes for which the Indemnifying Party is liable for indemnification hereunder to the Indemnified Party (or such one or more members of the Indemnified Party's Group as it shall nominate) within 30 days of receipt of such invoice, evidence of payment and statement, or at any earlier time identified by the Indemnifying Party.


                  b. If any Indemnified Party realizes a Tax Benefit or a Tax detriment in one or more Tax Periods by reason of having, incurred any Tax for which such Indemnified Party receives indemnification hereunder, then such Indemnified Party shall pay to such Indemnifying Party an amount equal to the Tax Benefit or such Indemnifying Party shall pay to such Indemnified Party an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. The amount of any Tax Benefit or any Tax detriment for a Tax Period realized by an Indemnified Party by reason of having incurred a Tax for which such Indemnified Party received indemnification hereunder shall be deemed to equal the product obtained by multiplying (i) the amount of any deduction or inclusion in income for such period resulting from such Tax or the payment thereof, as the case may be, by (ii) the highest applicable marginal Tax rate for such Period. Any payment due under this Section 7.15.b with respect to a Tax benefit or Tax detriment realized by an Indemnified Party in a Tax Period shall be due and payable within 30 days from the time the Return for such Tax Period is due, without taking into account any extension of time granted to the party filing such Return.


         7.16     Tax Records.


                  a. The Company and Cygnet (and their respective Affiliates) shall keep in their possession all Tax Records relating to Taxes for which the other party may have liability under this Agreement, until the expiration of any applicable statute of limitations and as otherwise required by law. Notwithstanding the foregoing, Cygnet shall retain all Tax Records relating to Pre-Closing Periods until such time as the Company shall consent to the disposition of such Tax Records, which consent shall not be unreasonably withheld. For purposes of this Section 7.16, "Tax Records" shall include, inter alia, journal vouchers, cash vouchers, general ledgers, material contracts and authorizations for expenditures.



                  b. The Company and Cygnet (and their respective Affiliates) shall make available to each other for inspection and copying during normal business hours all Tax Records in their possession, to the extent such Tax Records are reasonably required by the other party in connection with the preparation of Tax Returns, audits, litigation or the resolution of items under this Agreement.



                  c. Notwithstanding anything in this Agreement to the contrary, if either the Company or Cygnet fails to comply with the requirements of this Section 7.16, the party failing so to comply shall be liable for, and shall hold the other party harmless from, any Taxes (including penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.


         7.17 Cooperation. The Company and Cygnet shall each provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any Tax Authority or judicial or administrative proceedings relating to liability for any Taxes. Further, the Company and Cygnet shall cooperate in connection with satisfaction of all reporting requirements associated with the transfer of the Third Party Dealer Assets and the assumption of the Third Party Dealer Liabilities, whether pursuant to Code Section 1060, Code Section 351, or otherwise. Additionally, the Company and Cygnet agree, upon reasonable request by the other, to use their reasonable best efforts to obtain any certificate or other document from any Tax Authority or any other person or entity as may be necessary to mitigate, reduce, or eliminate any Tax imposed with respect to any transaction contemplated by this Agreement, including without limitation, any sales or use Tax imposed with respect to the transfer of the Third Party Dealer Assets and the Third Party Dealer Liabilities.

         7.18 Notice of Tax Contest. The Company and Cygnet shall provide prompt notice to the other party of any pending or threatened Tax Contest that it becomes aware of relating to Taxes for Tax Periods for which it is indemnified by, or is to indemnify, the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from any Tax Authority in respect of any such matter. If any party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party notice of such asserted Tax liability within 30 days after it has received written notice thereof, then, unless such failure has no material adverse effect upon the indemnifying party's ability to participate in the Tax Contest, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability.

         7.19     Control of Audits and Appeals.


                  a      Separate Contests. Any Separate Contest shall be
controlled solely by the party involved in the Tax Contest.



                  b      Joint Contests.



                           i.      The Company shall control any Joint Contest.
The personnel and outside advisers (including counsel) of Cygnet may participate, at Cygnet's expense, in the proceeding to the extent such proceeding relates to items or adjustments for which Cygnet may incur indemnity liability under this Agreement. Such participation shall include: (A) participation in all conferences, meetings or proceedings with any Tax Authority; (B) participation in all appearances before any court; (C) with respect to matters described in the preceding clauses (A) and (B), participation in the submission and determination of content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses and the negotiation of stipulations of fact in such matters. If Cygnet fails to timely and fully participate in any proceeding to the extent to which such proceeding relates to items or adjustments for which Cygnet has indemnity liability under this Article Seven, Cygnet shall be liable for, in addition to all Taxes for which Cygnet shall be liable under this Article Seven, any and all costs imposed on, or incurred by, the Company as a result of Cygnet's failure to participate.



                           ii.     Each of the Company and Cygnet agrees to
cooperate in seeking an agreement with the IRS or any other Tax Authority under which such Authority would conduct separate audits of the Company and Cygnet with respect to returns including both parties. To the extent permitted by such an Agreement, each party would control its separate audits in accordance with the terms thereof, and the procedures provided in the remainder of this Section 7.19.b and in Section 7.20 shall not apply.


         7.20     Consent to Settlements in Joint Contests.


                  a. With respect to any Joint Contest, neither party shall have the right to accept or enter into the settlement of any Tax liability, or compromise any Tax claim to the extent such liability or claim relates to an item for which the other party has indemnity liability hereunder, without the prior written consent of the other party (which consent shall not be unreasonably withheld).

                  b. In the case of any Joint Contest, either party (the "Compromising Party"), without the consent or permission of the other party (the "Non-Compromising Party"), may, if permitted by the appropriate agency or tribunal, accept or enter into the settlement of any Tax liability to the extent such liability relates solely to items for which such party has indemnity liability hereunder. In the event the Non-Compromising Party's refusal to settle its portion of the contest prevents the Compromising Party from reaching a settlement as to its portion of the contest, the Non-Compromising Party shall indemnify the Compromising Party from and against any outcome less favorable than the settlement which the Compromising Party was willing to accept. With respect to any Joint Contest, each of Cygnet and the Company hereby agrees that it shall not participate in the negotiation, settlement or other resolution of any item at issue in such Joint Contest in a manner discriminating against the other party's interests in such contest.



                  c. Notwithstanding anything to the contrary in the foregoing, in the event the judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the liability of either party hereunder, such party shall have the right (at its own expense) to appeal such adverse determination; provided, however, that the second sentence of Section 7.20.b shall apply for purposes of determining the liability of any non-appealing party hereunder.


         7.21     Expenses.


                  a. With respect to any Separate Contest, the party involved in such contest shall bear all expenses related thereto.



                  b. With respect to any Joint Contest, except as otherwise provided herein, the parties shall share any and all costs and expenses incurred in connection with such contest based on each party's potential liability with respect to such contest as agreed to by the parties at the outset of such contest.


         7.22 Tax Allocation Agreements. Immediately prior to the Asset Closing Date, the Company shall cause any and all tax allocation, tax sharing and similar agreements or arrangements existing between the Company (including its Affiliates) and Cygnet (including its Affiliates) to be terminated with respect to the Cygnet Group, as of an effective date agreed to by the parties prior to the Asset Closing Date, and shall cause any amounts due under such agreements or arrangements to be settled in the manner agreed to by the parties prior to the Asset Closing Date. Upon such termination and settlement, no further payments made by one party to the other with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the parties shall cease as of such time.

         7.23 Affiliate Obligations. To the extent that the provisions of this Agreement pertain to an Affiliate of the Company or Cygnet, the Company and Cygnet hereby respectively agree that they will cause such Affiliate to carry out the terms of this Agreement.

         7.24 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking any action as may be necessary or appropriate to achieve the purposes of this Agreement. Without limiting the preceding sentence, and subject to Section 7.19(b), each party and its Affiliates shall provide the other party and its Affiliates with such powers of attorney or other authorizing documentation as is reasonably necessary to empower them to execute and file Tax Returns, refunds and equivalent claims for Taxes for which they are responsible hereunder, and contest, settle and resolve any Tax Contests that they control pursuant to this Agreement.

         7.25 Form of Payments and Late Payments. Any payments owed by one party to another under this Agreement shall be made in the currency in which the Tax to which such payment relates is assessed by the Tax Authority, and shall be paid in immediately available funds and in such other manner as the party to whom such payment is owed may reasonably request. Any payments required by this Agreement that are not made when due shall bear interest at the Prime Rate plus six percent from the due date of the payment to the date paid.

         7.26 Tax Adjustments. For purposes of Section 7.2, if, as a result of any Tax Contest, there is any redetermination of Taxes on a consolidated basis for any Pre-Closing Period, the determination of whether additional United States federal Taxes imposed on the Company or Cygnet (or their respective Affiliates) for any Pre-Closing Period shall be deemed to arise from the income, profits or transactions of, or are otherwise attributable to, the Company or Cygnet (or their respective Affiliates) to the extent relevant shall be made pursuant to the following principles:


                  a. Each party shall compute the difference between (i) the recomputed consolidated federal tax liability for each Pre-Closing Period affected, taking into account solely those adjustments which relate to or arise out of the income, profits or activities of such party or its Affiliates, and
(ii) the consolidated federal tax liability of the consolidated group for such Tax Period based on the Tax Return as originally filed (the difference between (i) and (ii) shall be referred to herein as a party's "Tax Adjustment").



                  b. If one party's Tax Adjustment for the Tax Period is greater than or equal to zero, that party shall then be liable for that portion of additional Taxes equal to the amount obtained by multiplying the additional Taxes by a percentage equal to such party's Tax Adjustment divided by the aggregate Tax Adjustment of the parties.



                  c. If one party's Tax Adjustment for the Tax Period is greater than zero (the "Liable Party") and the other party's Tax Adjustment for the Tax Period is less than zero (the "Other Party"), the Liable Party shall be responsible for all of the additional Taxes owed for such Tax Period. In addition, the Liable Party shall make an Indemnification Payment to the Other Party equal to the Other Party's Tax Adjustment for such Tax Period (for this purpose, the Tax Adjustment of the Other Party shall be deemed to be positive); provided, however, that such Indemnification Payment shall not exceed the amount by which the Liable Party's Tax Adjustment exceeds the additional Taxes for the Tax Period. Further, the Other Party shall be entitled to any refund received in respect of such Tax Period.



                  d. If each party's Tax Adjustment for the Tax Period is less than or equal to zero, each party shall be entitled to that portion of any refund received in respect of such Tax Period equal to the amount obtained by multiplying the amount of the refund by a percentage equal to such party's Tax Adjustment divided by the aggregate Tax Adjustment of the parties.



                  e. Similar principles shall be applied in the context of state, local or foreign Taxes to the extent applicable and the term Tax Adjustment for all purposes of this Agreement shall not be confined to federal income Tax liabilities.



                                  ARTICLE EIGHT

                        EMPLOYEE BENEFITS; LABOR MATTERS

         8.1 Definitions. As used in this Article Eight, the terms below shall have the following meanings:

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Company Affiliate" shall mean any member of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code) that includes the Company as a member of the group; any member of an "affiliated service group" (within the meaning of Section 414(m)(2) of the Code) that includes the Company as a member of the group; any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes the Company as a member of the group; and any other entity required to be aggregated with the Company pursuant to regulations issued by the United States Treasury Department pursuant to Section 414(o) of the Code.

                  "Company Employees" shall mean those persons who, prior to the Closing Date, are employed by Company or any Company Affiliate and whose employment relationship is not transferred to Cygnet after the Closing Date.

                  "Company Plan" shall mean the Ugly Duckling Corporation Retirement Savings Plan maintained by the Company.

                  "Cygnet Affiliate" shall mean any member of a "controlled group of corporations" (within the meaning of Section 414(b) of the Code) that includes Cygnet as a member of the group; any member of an "affiliated service group" (within the meaning of Section 414(m)(2) of the Code) that includes Cygnet as a member of the group; any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code) that includes Cygnet as a member of the group; and any other entity required to be aggregated with Cygnet pursuant to regulations issued by the United States Treasury Department pursuant to Section 414(o) of the Code.

                  "Cygnet Employees" shall mean those persons who, immediately after the Closing Date are employed by Cygnet or any Cygnet Affiliate.

                   "Cygnet Plan" shall mean the Cygnet Financial Corporation Retirement Savings Plan established by Cygnet as set forth in Section 8.4.a below.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Welfare Plan" shall mean any employee welfare benefit plan as defined in Section 3(1) of ERISA.

         8.2      Welfare Benefit Arrangements.

                  a. Cygnet to Establish Comparable Welfare Arrangements. Cygnet shall take all actions necessary or appropriate to establish, on or before the Closing Date, Welfare Plans to provide Cygnet Employees with benefits that are substantially similar to the benefits provided to him or her under the Welfare Plans sponsored by the Company.

                  b. Liabilities. The Company shall be responsible for and shall pay all liabilities arising in connection with claims incurred on or prior to the Closing Date with respect to both the Company Employees and Cygnet Employees under each Welfare Plan in which such Employees participate, including, but not limited to all incurred but not reported claims. Cygnet shall be responsible for and shall pay all liabilities arising in connection with claims incurred after the Closing Date by Cygnet Employees under each Welfare Plan in which Cygnet Employees participate after the Closing Date. For purposes of this Section, a claim shall be considered incurred on the date treatment is rendered or a service performed. Notwithstanding the above, Cygnet agrees to assume the liabilities related to Cygnet Employees with respect to vacation and sick pay accrued prior to the Closing Date and Cygnet and the Company acknowledge that these liabilities will be deemed to be Third Party Dealer Liabilities.

                           Worker's compensation claims of any Company Employee
or Cygnet Employee shall be the responsibility and liability of the Company if the event giving rise to such claim occurred on or prior to the Closing Date. Worker's compensation claims of any Cygnet Employee shall be the responsibility and liability of Cygnet if the event giving rise to the claim occurs after the Closing Date.

         8.3 COBRA. The Company and Cygnet agree that the transfer of employment relationship of Cygnet Employees as of the Closing Date shall not be a "qualifying event" as set forth in Section 4980B(f) of the Code or Section 603 of ERISA. Consequently, Cygnet Employees shall not be entitled to elect to continue their COBRA coverage under the Company's group health plan under Code
Section 4980B(f) and Part 6 of Title I of Subtitle B of ERISA ("COBRA"). The Company shall retain the liability to provide COBRA coverage for those qualified beneficiaries who incurred a qualifying event prior to the Closing Date. Cygnet shall be responsible for providing COBRA coverage for those Cygnet Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date.

         8.4      Retirement Savings Plan.

                  a. Establishment of Cygnet Plan. On or prior to the Closing Date, Cygnet shall establish the Cygnet Plan and related trust, it being the intention that such plan and trust will satisfy the requirements under
Section 401(a) and 501(a) of the Code.

                  b. Transfer of Assets from Company Plan to Cygnet Plan. After the Closing and within the time frame set forth below, the Company shall cause assets and liabilities in the amount determined herein to be transferred from the Company Plan to the Cygnet Plan. The Cygnet Plan shall preserve all accrued benefits and optional forms of benefits and other rights within the scope of Section 411(d)(6) of the Code. The transfer shall occur as soon as practicable following the Closing Date or such later date as required by law (the "Transfer Date").


                           The Company Plan shall retain all benefit obligations
and liabilities that relate to Company Employees. As of the Transfer Date, the Company Plan shall transfer, and the Cygnet Plan shall assume, all benefit obligations and liabilities under the Cygnet Plan that relate to Cygnet Employees (such amount to be adjusted to reflect benefit payments, expenses, and other activity of the Company Plan (including but not limited to interest or investment income) which is directly attributable period prior to the Closing but which is not properly reflected in the reported asset value on the Closing
Date).


                           The transfer contemplated herein shall comply with
all requirements of Sections 414(l) and 401(a)(12) of the Code

                           Upon such transfer, neither the Company, any Company
Affiliate, nor the Company Plan shall have any liability or obligation to the Cygnet Employees for benefits previously accrued under the Company Plan. Additionally, upon such transfer, neither Cygnet, any Cygnet Affiliate nor the Cygnet Plan shall have any liability or obligation to the Company Employees for benefits accrued under the Company Plan.

         8.5 Stock Options. Except as disclosed on Schedule 8.5 of this Agreement, the Company and Cygnet shall take all action necessary or appropriate so that each Company option held by a Cygnet Employee that has not been exercised as of the Closing Date shall be replaced with an option to purchase Cygnet stock under the Cygnet Financial Corporation 1998 Incentive Stock Plan. The option to purchase Cygnet stock shall be adjusted with respect to the number of shares subject to the option and the option exercise price all in accordance with EITF 90-9. Such Cygnet options shall otherwise have the same terms and conditions as the corresponding Company options.

         8.6 Recognition of Service with the Company. The Cygnet Plan and any Welfare Plan adopted by Cygnet and all other employee benefit plans, programs and policies of Cygnet shall recognize service before the Closing Date with the Company and any Company Affiliate. Each Cygnet Welfare Plan shall provide benefits to Cygnet Employees without interruption or change solely as a result of the transition from the corresponding Company Welfare Plans and without limiting the generality of the foregoing: (a) shall, to the extent applicable, recognize all amounts applied to deductibles, out-of-pocket maximums and lifetime maximum benefits with respect to Cygnet Employees under the corresponding Company Welfare Plan for the plan year that includes the Closing Date and prior periods (if applicable); (b) shall, to the extent applicable, not impose any limitations on coverage or pre-existing conditions of Cygnet Employees, except to the extent such limitations applied to such Cygnet Employees under the corresponding Company Welfare Plans immediately before such Cygnet Welfare Plan became effective; and (c) shall not impose any other conditions (such as proof of good health, evidence of insurability or a requirement of a physical examination) upon the participation by Cygnet Employees who were participating in the corresponding Company Welfare Plan immediately before such Cygnet Welfare Plan became effective.

         8.7 Assumption of Employment Contracts. Cygnet shall assume all obligations arising on and after the Closing Date under employment contracts between the Company and any of its employees who become Cygnet Employees on the Closing Date.


                                  ARTICLE NINE

                                  MISCELLANEOUS

         9.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Cygnet may assign its rights to receive the Third Party Dealer Assets to one or more Cygnet Subsidiaries and the Company may assign its rights to receive the consideration therefor to one or more Company Subsidiaries. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Company, addressed to:


                  Ugly Duckling Corporation
                  2525 East Camelback Road, Suite 1150
                  Phoenix, Arizona 85016
                  Attention: John Ehlinger




                  If to Cygnet, addressed to:


                  Cygnet Financial Corporation
                  2525 East Camelback Road, Suite 1150
                  Phoenix, Arizona 85016
                  Attention: Steven P. Johnson




or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         9.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Arizona (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         9.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


         9.5 Additional Capitalization. Nothing in this Agreement is intended to preclude the Company from capitalizing Cygnet with cash preliminary to the delivery by the Escrow Agent to Cygnet of the Escrowed Subscription Funds pursuant to Section 3.1 or Cygnet from issuing stock, including common stock, in exchange therefor. To the extent not prohibited by law, Cygnet shall, at the request of the Company, redeem shares of Cygnet common stock acquired as a consequence of the capitalization of Cygnet by the Company at any time following the Closing Date but not later than 90 days following request by the Company therefor. Additionally, Cygnet shall be authorized to redeem such shares of Cygnet common stock held by the Company to the extent authorized pursuant to the terms of the Certificate of Designations attached as Exhibit C hereto. Further, nothing in this Agreement is intended to preclude the Company from loaning amounts to Cygnet at any time or Cygnet from entering into agreements at any time for the repayment of any such loaned amounts.

         9.6 Transfers of Stock, Other Consideration. Nothing in this Agreement is intended to preclude:

                  a. Any Company Subsidiary from transferring to the Company or any other Company Subsidiary all or any portion of the consideration received by such Company Subsidiary from Cygnet pursuant to Section 4.6 in exchange for the transfer to Cygnet or a Cygnet Subsidiary by such Company Subsidiary of all or a portion of the Third Party Dealer Assets, or received by such Company Subsidiary pursuant to this Section 9.6;

                  b. The Company from transferring to one or more Company Subsidiaries all or any portion of the consideration received by the Company pursuant to Section 4.6 or this Section 9.6;

                  c. Except as provided in Section 4.6 the Company from transferring any stock or debt of Cygnet received by the Company pursuant to
Section 9.5; or

                  d. Except as expressly stated herein, the Company or any Company Subsidiary from transferring to any third party stock or debt of Cygnet received by the Company or such Company Subsidiary pursuant to this Agreement or in any other transaction.

         9.7 Cooperation. The Company and Cygnet shall each provide the other with such assistance as may reasonably be requested in connection with any audit or examination by any governmental body or authority, judicial or administrative proceedings, litigation, investigation or other similar matter relating to any period prior to the Closing Date. Further, the Company and Cygnet shall cooperate in connection with satisfaction of all reporting requirements associated with the transfer and ownership of the Third Party Dealer Assets and the assumption of the Third Party Dealer Liabilities.

         9.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.9 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         9.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         9.11 Titles. The titles, captions or headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.12 Cygnet and its Subsidiaries. Except as the context otherwise indicates, reference in this Agreement to "Cygnet" shall encompass Cygnet and each of its subsidiaries.



         9.13 Update of Schedules. To the extent applicable, each of the schedules to this Agreement shall be appropriately updated as of the Closing Date.

                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                       UGLY DUCKLING CORPORATION

                                       By_______________________________________
                                       Its______________________________________



                                       CYGNET FINANCE, INC.

                                       By_______________________________________
                                       Its______________________________________



                                       CYGNET FINANCE ALABAMA, INC.

                                       By_______________________________________
                                       Its______________________________________



                                       CYGNET FINANCIAL CORPORATION

                                       By_______________________________________
                                       Its______________________________________

                                  SCHEDULE 4.1



CYGNET FINANCIAL CORPORATION
Summary of Transferred Assets(1)


                                             BOOK
                                             VALUE
                                             -----
                                            (000's)
Assets:
Cash and Cash Equivalents..................     232
Finance Receivables........................  26,333
Notes Receivable...........................  23,027
Property and Equipment.....................   2,335
Goodwill...................................   1,138
Other Assets...............................   4,338

Assumed Liabilities:
Accrued Expenses and Other Liabilities.....   2,464
Note Payable-Envirotest....................     298
                                             ------
Net Transferred Assets.....................  54,641
                                             ======


(1) Supporting schedules to be provided.

                                  SCHEDULE 4.2



Cygnet Financial Corporation

Summary of Liabilities and Liens



For liabilities being assumed by Cygnet, see Schedule 4.1.


1) Lien on furniture and fixtures purchased by Ugly Duckling from Envirotest Systems, Inc.

                                  SCHEDULE 4.3

                              REAL PROPERTY LEASES


Location                                 Agreement                                Landlord

1. Corporate Office                      Esplanade Sublease Agreement             LANDLORD:
   2525 E. Camelback Road,               dated April 15, 1996.                    Property Arizona ABJLW One Corp.
   Suite 1150                                                                     c/o Clarion Partners
   Phoenix, Arizona 85016                                                         335 Madison Avenue
                                                                                  New York, NY 10017
                                                                                  Attention: Portfolio Manager

                                                                                  Copy to:
                                                                                  Clarion Realty Services
                                                                                  Camelback Esplanade - Tower B
                                                                                  2425 East Camelback Road,
                                                                                  Suite 640
                                                                                  Phoenix, Arizona 85016
                                                                                  Attention: General Manager

                                                                                  SUBLANDLORD:
                                                                                  Envirotest Systems Corp.
                                                                                  246 Sobranty Way
                                                                                  Sunnyvale, California 94086
                                                                                  Attention: General Counsel

   First Expansion                       Sublease Agreement dated                 LANDLORD:
                                         March 31, 1997                           (See above)

                                                                                  SUBLESSOR:
                                                                                  Unisys Corporation
                                                                                  Township Line & Union Meeting Roads
                                                                                  Blue Bell, PA 19424


2. Denver Servicing Center               Leasing Agreement dated January          LANDLORD:
   6795 East Tennessee Ave.,             10, 1995, as thereafter amended          Leetsdale Limited Liability Company
   Suite 162                             and assigned to Ugly Duckling            c/o Matrix Group, Inc.
   Denver, Colorado 80224                Corporation pursuant to Order            2121 South Oneida Street, #600
                                         Pursuant to 11 U.S.C. Section 365        Denver, Colorado 80224
                                         of the Bankruptcy Code Authorizing
                                         the Debtor to Assume And Assign
                                         Certain Unexpired Leases of
                                         Nonresidential Real Property.


3.   Nashville Servicing Center       Lease commencing May 1,      LANDLORD:
     441 Donelson Pike, Suite 310     1996.                        Crocker Realty Trust
     Nashville, TN 37214                                           433 Plaza Real, Suite 335
                                                                   Boca Raton, FL 33432

                                                                   MANAGING AGENT:
                                                                   Trammell Crow
                                                                   Susan Hunsberger
                                                                   155 Franklin Road
                                                                   Brentwood, TN 37027


4.   Dallas Servicing Center          Lease Agreement dated        LANDLORD:
     1600 Plano Parkway, Suite 175    March 25, 1996.              1600 Plano Parkway, LTD
     Dallas, TX                                                    222 West Colinas Blvd., #1440
                                                                   Irving, TX 75039

                                                                   PROPERTY MANAGER:
                                                                   Fobare Commercial, Inc.
                                                                   3939 Beltline Road
                                                                   Dallas, TX 75244

                                  SCHEDULE 4.4

                            PERSONAL PROPERTY LEASES


None. All leases for personal property used by Cygnet are or will be entered into directly by Cygnet.

                                  SCHEDULE 4.5

                                   CONTRACTS


          (FMAC and Reliance Transactions-- see Article Six)
              (Employment Contracts -- see Section 8.7)
                  (Leases described in Schedule 4.3)

                                 SCHEDULE 4.13

Interim Transactions described in the Amendment No. 2 to Form S-1 Registration Statement No. 333-57323

                                  SCHEDULE 5.3

                               SOFTWARE LICENSES


That certain loan servicing system originated by Wendel Rosenbaum and acquired by the Company from Seminole Finance in January 1997 referred to as "Wendelware."

                                  SCHEDULE 6.1



                                  Document                                                                                  Date
1.       Second Amended Joint Plan of First Merchants Acceptance Corporation and First                                  03/16/98
         Merchants Residential Credit Corporation

2.       Servicing Agreement, by and between First Merchants Auto Receivables Corporation II as
         Client and Champion Acceptance Corporation as Servicer, as amended

3.       Guaranty and Pledge Agreement (Stock), by and between First Merchants Acceptance                               12/15/97
         Corporation as Pledgor, LaSalle National Bank as Agent under the Warehouse Facility,
         Ugly Duckling Corporation, and Harris Trust and Savings Bank as Collateral Agent

4.       Contribution Agreement, by and between First Merchants Acceptance Corporation and                              12/15/97
         Ugly Duckling Corporation

5.       Credit and Security Agreement, by and between Ugly Duckling Corporation as Lender and                          07/17/97
         First Merchants Acceptance Corporation as Borrower

6.       First Amendment to Credit and Security Agreement, by and between Ugly Duckling                                 01/21/98
         Corporation as Lender and First Merchants Acceptance Corporation as Borrower

7.       Second Amendment to Credit and Security Agreement, by and between Ugly Duckling                                04/01/98
         Corporation as Lender and First Merchants Acceptance Corporation as Borrower

8.       Side Letter from Financial Security Assurance Inc. to First Merchants Acceptance                               03/31/98
         Corporation re First Amendment to Sale and Servicing Agreement, by and between Ugly
         Duckling Corporation and First Merchants Acceptance Corporation

9.       Side Letter from Financial Security Assurance Inc. to Champion Acceptance Corporation                          03/31/98
         re Servicing Fee Supplement


10.      Sale and Servicing Agreement (1995-A) by and among First Merchants Auto Receivables                            11/17/95
         Corporation, Purchaser, Champion Acceptance Corporation, as successor Servicer, and
         Harris Trust and Savings Bank, Backup Servicer, as amended by that certain First
         Amendment to Sale and Servicing Agreement (1995-A) dated as of March 31, 1998


11.      Pooling and Servicing Agreement (1996-1) by and among First Merchants Auto                                     03/01/96
         Receivables Corporation II, Depositor, Champion Acceptance Corporation, as Successor
         Servicer, and Harris Trust and Savings Bank, Trustee and Backup Servicer, as amended by that certain First Amendment to Pooling and Servicing Agreement (1996-1) dated as of
         March 30, 1998, and as further amended by that certain Second Amendment to Pooling and Servicing Agreement (1996-1) dated as of March 31, 1998

                                  Document                                                                                  Date
12.      Sale and Servicing Agreement (1996-A) by and among First Merchants Auto Trust 1996-A,                          05/01/96
         Issuer, First Merchants Auto Receivables Corporation II, Seller, Champion Acceptance
         Corporation, as Successor Servicer, and Harris Trust and Savings Bank, Indenture Trustee
         and Backup Servicer, as amended by that certain First Amendment to Sale and Servicing
         Agreement (1996-A) dated as of March 30, 1998, and as further amended by that certain
         Second Amendment to Sale and Servicing Agreement (1996-A) dated as of March 31,
         1998

13.      Pooling and Servicing Agreement (1996-2) by and among First Merchants Auto                                     06/01/96
         Receivables Corporation II, Depositor, Champion Acceptance Corporation, as Successor
         Servicer, and Harris Trust and Savings Bank, Trustee and Backup Servicer, as amended by that certain First Amendment to Pooling and Servicing Agreement (1996-2) dated as of
         March 30, 1998, and as further amended by that certain Second Amendment to Pooling and Servicing Agreement (1996-2) dated as of March 31, 1998

14.      Sale and Servicing Agreement (1996-B) by and among First Merchants Auto Trust 1996-B                           09/01/96
         as Issuer, First Merchants Auto Receivables Corporation II, Seller, Champion
         Acceptance Corporation, as successor Servicer, and Harris Trust and Savings Bank,
         Indenture Trustee, Collateral Agent and Backup Servicer, as amended by that certain First
         Amendment to Sale and Servicing Agreement (1996-B) dated as of March 31, 1998

15.      Sale and Servicing Agreement (1996-C) by and among First Merchants Auto Trust 1996-C                           12/01/96
         as Issuer, First Merchants Auto Receivables Corporation II, Seller, Champion
         Acceptance Corporation, as successor Servicer, and Harris Trust and Savings Bank,
         Indenture Trustee, Collateral Agent and Backup Servicer, as amended by that certain First
         Amendment to Sale and Servicing Agreement (1996-C) dated as of March 31, 1998

16.      Sale and Servicing Agreement (1997-1)by and among First  Merchants Auto Trust 1997-1                           03/01/97
         as Issuer, First Merchants Auto Receivables Corporation II, Seller, Champion Acceptance
         Corporation, as Successor Servicer, and Harris Trust and Savings Bank, Indenture Trustee
         and Backup Servicer as amended by that certain First Amendment to Sale and Servicing
         Agreement (1997-1) dated as of March 30, 1998, and as further amended by that certain
         Second Amendment to Sale and Servicing Agreement (1997-1) dated as of March 31,
         1998

17.      First Supplemental Indenture (1995-A)

18.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Sale and Servicing Agreement dated as of
         November 17, 1995

19.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Pooling and Servicing Agreement dated as of
         March 1, 1996, as amended by the First Amendment to Pooling and Servicing Agreement
         dated as of March 30, 1998

                                  Document                                                                                  Date
20.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Sale and Servicing Agreement dated as of May 1,
         1996, as amended by the First Amendment to Sale and Servicing Agreement dated as of
         March 30, 1998

21.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Pooling and Servicing Agreement dated as of June
         1, 1996, as amended by the First Amendment to Pooling and Servicing Agreement dated as of March 30, 1998

22.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Sale and Servicing Agreement dated as of
         September 1, 1996

23.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Sale and Servicing Agreement dated as of
         December 1, 1996

24.      Instrument of Termination, Appointment and Acceptance by and among Financial                                   03/31/98
         Security Assurance Inc. as Insurer, First Merchants Acceptance Corporation, and
         Champion Acceptance Corporation re Sale and Servicing Agreement dated as of March
         30, 1998

25.      Master Spread Account Agreement, dated March 1, 1996, as amended by that certain                               03/01/96
         amendment dated March __, 1998

26.      Master Depository Accounts and Post Office Boxes and Agency Agreement by and among                             03/31/98
         Champion Acceptance Corporation, Harris Trust and Savings Bank, General Electric
         Capital Corporation, First Merchants Auto Receivables Corporation

27.      Escrow Agreement by and among Champion Acceptance Corporation, First Merchants                                 03/31/98
         Acceptance Corporation, Financial Security Assurance Inc., and Harris Trust and Savings
         Bank


28.      Assignment Agreement by and among Champion Acceptance Corporation as
         Assignee, First Merchants Acceptance Corporation as Servicer,
         and Financial Security Assurance, Inc. as Insurer                                                             03/31/98


29.      Sale and Purchase Agreement, by and among Champion Acceptance Corporation and                                  ?
         General Electric Capital Corporation

30.      Servicing Agreement, by and between Champion Acceptance Corporation and General                                12/15/97
         Electric Capital Corporation

                                  Document                                                                                  Date
31.      Purchase Agreement, by and among Ugly Duckling Corporation, General Electric Capital                           12/18/97
         Corporation and LaSalle National Bank

32.      Guaranty of Ugly Duckling Corporation in favor of General Electric Capital Corporation                         12/18/97

33.      Contribution Sharing Agreement, between the Company and Financial Security Assurance                           3/31/98
         Inc.

                                  SCHEDULE 6.2




1.       Transition Services Agreement, by and between Ugly Duckling                                 02/09/98
         Corporation and Reliance Acceptance Group, Inc.

2.       Servicing Agreement, by and between Reliance Acceptance Corporation,                        02/09/98
         Ugly Duckling Corporation and BankAmerica Business Credit, Inc.

3.       Agreement of Understanding, between Reliance Acceptance Group, Inc.,                        02/09/98
         Reliance Acceptance Corporation and Ugly Duckling Corporation

4.       Warrant Agreement, by and between Ugly Duckling Corporation and                             02/09/98
         Reliance Acceptance Group, Inc.

                                  SCHEDULE 8.5

Company options held by the following individuals will not be replaced with Cygnet options:

Eric J. Splaver (June 30, 1995 grants)
Mary Reiner     (June 30, 1995 grants)